SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)

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[		]	Soliciting Material Pursuant to §240.14a-12

SHOE CARNIVAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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April 30, 2021

Dear Shareholder:

On behalf of the Board of Directors and management, we wish to extend an invitation to you to attend our 2021 annual meeting of shareholders (the “Annual Meeting”) to be held on Thursday, June 10, 2021 at the corporate headquarters for Shoe Carnival, Inc. located at 7500 East Columbia Street, Evansville, Indiana.  The Annual Meeting will begin promptly at 9:00 a.m. CDT.

You will find information regarding the business to be conducted at the Annual Meeting in the Notice of Annual Meeting of Shareholders and Proxy Statement, including information you should consider when you vote your shares. As allowed by the rules of the Securities and Exchange Commission, we are furnishing this Proxy Statement, our 2020 Annual Report to Shareholders and our other proxy materials to our shareholders primarily via the Internet. This electronic process gives you fast, convenient access to the materials, diminishes the impact on the environment and reduces our printing and mailing costs. A paper copy of these materials can be requested using one of the methods described in the materials.

At the Annual Meeting, in addition to the matters described in the Notice of Annual Meeting of Shareholders and the Proxy Statement, I will be providing a report on the financial position of the Company and opening the floor for questions from shareholders.

The members of the Board of Directors and management look forward to your attendance.  However, whether or not you plan to attend personally, and regardless of the number of shares you own, representation of our shares is important.  We encourage you to vote your shares via the Internet, by telephone, or, if you received a paper copy of the proxy materials, by signing, dating and returning your proxy card or voting instruction form as soon as possible to ensure your shares are voted regardless of whether you attend the Annual Meeting.

Thank you for your ongoing support of and continued interest in Shoe Carnival.

Sincerely,

Clifton E. Sifford

Vice Chairman and Chief Executive Officer

SHOE CARNIVAL, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 10, 2021

The annual meeting of shareholders of Shoe Carnival, Inc. (the “Company,” “we,” “us” and “our”) will be held at the Company's corporate headquarters located at 7500 East Columbia Street, Evansville, Indiana*, on Thursday, June 10, 2021, at 9:00 a.m., CDT, for the following purposes:

(1)    To elect two directors to serve until the 2024 annual meeting of shareholders and until their successors are elected and have qualified, as set forth in the accompanying proxy statement;

(2)    To approve, in an advisory (non-binding) vote, the compensation paid to the Company’s named executive officers;

(3)    To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal 2021; and

(4)    To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

All shareholders of record at the close of business on April 9, 2021 will be eligible to vote.

As allowed by the rules of the Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our shareholders primarily via the Internet.  Accordingly, on or about April 30, 2021, we mailed a majority of our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and vote via the Internet, and mailed a printed copy of this proxy statement, a proxy card and our 2020 annual report to shareholders to our other shareholders.

Whether or not you plan to attend the meeting, your vote is important, and we urge you to vote promptly as described below and in the accompanying materials.

You may vote your shares online via the Internet, or	You may vote your shares by telephone, or

You may vote your shares in person at the annual meeting, or	If you received a copy of the proxy materials by mail, you may vote by returning your proxy card in the self-addressed envelope provided.

If a bank, broker or nominee holds your shares, please review the voting options provided by them on your voting instruction form and act accordingly.  For your vote to be counted, you will need to communicate your voting decisions to your bank, broker or nominee.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on June 10, 2021

The notice of annual meeting of shareholders, proxy statement, form of proxy card and 2020 annual report to shareholders are available at www.envisionreports.com/SCVL.

*We intend to hold our annual meeting in person. However, we are actively monitoring the COVID-19 pandemic, and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event that holding our annual meeting in person or at the scheduled date, time or location is not possible or advisable, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication in a virtual meeting format, by issuing a press release and filing the press release as definitive additional soliciting materials with the Securities and Exchange Commission. If you are planning to attend our annual meeting, please monitor the “Proxy Information” section of our website at investors.shoecarnival.com/ financials/proxy-information prior to the meeting date for updated information regarding our annual meeting and the health and safety protocol for those attending.  As always, we encourage you to vote your shares prior to the annual meeting.

                                                                                             By Order of the Board of Directors

Sean M. Georges, Secretary April 30, 2021

SHOE CARNIVAL, INC.
7500 East Columbia Street
Evansville, Indiana 47715

PROXY STATEMENT
Annual Meeting of Shareholders

June 10, 2021

Why am I receiving these proxy materials?

We are providing these proxy materials to you in connection with the solicitation by the Board of Directors (the “Board”) of Shoe Carnival, Inc. (the “Company,” “we,” “us” or “our”) for proxies to be voted at our annual meeting of shareholders and at any adjournment or postponement thereof.  We are holding this annual meeting at 9:00 a.m., CDT, on Thursday, June 10, 2021, at our corporate headquarters located at 7500 East Columbia Street, Evansville, Indiana.  Directions to our corporate headquarters can be obtained by calling 812-867-4034.

We intend to hold our annual meeting in person. However, we are actively monitoring the COVID-19 pandemic, and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event that holding our annual meeting in person or at the scheduled date, time or location is not possible or advisable, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication in a virtual meeting format, by issuing a press release and filing the press release as definitive additional soliciting materials with the Securities and Exchange Commission (the “SEC”).  If you are planning to attend our annual meeting, please monitor the “Proxy Information” section of our website at investors.shoecarnival.com/financials/proxy-information prior to the meeting date for updated information regarding our annual meeting and the health and safety protocol for those attending.  As always, we encourage you to vote your shares prior to the annual meeting.

As allowed by the rules of the SEC, we are furnishing our proxy materials to our shareholders primarily via the Internet.  This electronic process diminishes the impact on the environment and reduces our printing and mailing costs. Accordingly, on or about April 30, 2021, we mailed a majority of our shareholders a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) containing instructions on how to access our proxy materials and vote via the Internet, and mailed a printed copy of this proxy statement, a proxy card and our 2020 annual report to shareholders to our other shareholders.  If you received an E-Proxy Notice and would like to receive a paper copy of our proxy materials, please follow the instructions included in the E-Proxy Notice.

What proposals will be voted on at the annual meeting?

There are three proposals scheduled to be voted on at the annual meeting:

•	To elect two directors to serve until the 2024 annual meeting of shareholders and until their successors are elected and have qualified;
•

To approve, in an advisory (non-binding) vote, the compensation paid to our Executives (as defined below under “Executive and Director Compensation – Compensation Discussion and Analysis”), as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narratives in this proxy statement; and

•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2021.

In addition, any other business that may properly come before the annual meeting will be considered and a vote will be taken.  The Board currently knows of no additional business that is to be brought before the meeting.  However, if other matters properly come before the meeting, the persons indicated on the enclosed proxy will vote that proxy based on their judgment on such matters.

How does the Board recommend that I vote on the proposals?

The Board recommends that you vote your shares:

•	FOR the election of Mr. Kent A. Kleeberger and Mr. Charles B. Tomm as directors (Proposal 1);
•

FOR the approval, on an advisory basis, of the compensation paid to our Executives, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narratives in this proxy statement (Proposal 2); and

•	FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2021 (Proposal 3).

Who may vote?

You may vote at the annual meeting or by proxy if you were a shareholder of record at the close of business on April 9, 2021, the record date for the meeting.  As of April 9, 2021, there were 14,173,207 shares of our common stock outstanding and entitled to vote at the annual meeting.  On all matters, including the election of directors, each shareholder will have one vote for each share held.

What constitutes a quorum for the annual meeting?

In order to constitute a quorum, a majority of the votes entitled to be cast at the annual meeting must be present either in person or by proxy.  Abstentions and broker non-votes will be considered as present for determining a quorum.

A proxy might indicate that not all shares represented by it are being voted for specific proposals.  For example, a broker cannot vote shares held in street name on certain proposals when the owner of those shares has not provided instructions on how he or she would like them to be voted, which are called “broker non-votes.”  The election of directors and the proposal relating to executive compensation fall into this category.  Accordingly, if you hold your shares in street name and wish your shares to be voted on Proposals 1 and 2, you must give your broker voting instructions.

What vote is required for each of the proposals to be approved?

For Proposal 1, to be elected, each director nominee must receive the affirmative vote of a majority of the votes cast with respect to the director, which for this proposal means that the number of shares voted “FOR” the director’s election must exceed the number of shares voted “AGAINST” the director’s election.  Shareholders will not be allowed to cumulate their votes in the election of the directors.  Abstentions and broker non-votes will not be considered as votes cast on this proposal and therefore will not affect the outcome of this proposal.

Proposal 2 will be approved if more shares are voted “FOR” the proposal than “AGAINST.”  Neither abstentions nor broker non-votes will affect the outcome of this proposal.

Proposal 3 will be approved if more shares are voted “FOR” the proposal than “AGAINST.”  Abstentions will not affect the outcome of this proposal.

How do I vote my shares?

Voting of Shares Registered Directly in the Name of the Shareholder.  If you hold shares of our common stock in your own name as the holder of record, you may vote your shares by using any of the following methods:

•

Via the Internet.  You may vote by proxy via the Internet by following the instructions on the E-Proxy Notice or the instructions on the proxy card if you receive printed copies of the proxy materials by mail.

•	By Telephone. If you receive printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the proxy card and following the recorded instructions.
•

By Mail.  If you receive printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the proxy card and mailing it back in the postage-paid envelope provided. Properly executed proxies that are received in time and not subsequently revoked will be voted as instructed on the proxy card.

•

In Person at the Annual Meeting. If you attend the annual meeting, you may vote your shares in person. If you choose to vote in person at the annual meeting, please bring proof of identification.  Even if you plan to attend the annual meeting, we encourage you to vote your shares in advance by proxy via the Internet, by telephone or by mail so that your vote will be counted if you later decide not to attend the annual meeting.

Voting of Shares Registered in the Name of a Brokerage Firm or Bank.  If your shares of our common stock are held in “street name” through a brokerage account or by a bank or other nominee, you may vote your shares by using any of the following methods:

•

Via the Internet.  You may vote by proxy via the Internet by following the instructions on the E-Proxy Notice or the instructions on the voting instruction form if you receive printed copies of the proxy materials by mail.

•

By Telephone.  If you receive printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the voting instruction form and following the recorded instructions.

•	By Mail. If you receive printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the voting instruction form and mailing it back in the envelope provided.
•

In Person at the Annual Meeting. If you are a “street name” shareholder and you wish to vote in person at the annual meeting, you must obtain a legal proxy from your broker, bank or other nominee giving you the right to vote the shares.  Please contact that organization for instructions regarding obtaining a legal proxy.  Even if you plan to attend the annual meeting, we encourage you to vote your shares in advance so that your vote will be counted if you later decide not to attend the annual meeting.

What if I return my proxy but do not provide voting instructions?

Your shares will be voted in accordance with your instructions as specified.  If you are a shareholder of record and you submit your proxy via the Internet, by telephone or by signing and returning your proxy card but do not give voting instructions, your shares will be voted “FOR” the election of each of the nominees listed under Proposal 1 and “FOR” Proposals 2 and 3.  If any other matters properly come before the meeting, the persons indicated as proxies will vote that proxy based on their judgment on such matters.  If your shares are held in “street name” and you do not provide your broker, bank or other nominee with specific voting instructions, your broker, bank or other nominee may vote on Proposal 3, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2021. However, your broker, bank or other nominee cannot vote your shares without specific instructions on Proposals 1 and 2.  If your broker, bank or other nominee does not receive instructions from you on how to vote your shares on Proposal 1 or 2, your broker, bank or other nominee will inform the inspector of election that it does not have the authority to vote on those proposals with respect to your shares.

May I revoke my proxy?

If you have submitted your proxy via the Internet, by telephone or by mail, you may still revoke it at any time as long as it has not been exercised.  Your proxy may be revoked by giving written notice of revocation to us, delivering a subsequently dated proxy via the Internet, by phone or by mail or attending the annual meeting and voting in person.

How are votes counted?

Votes cast by proxy or in person at the annual meeting will be counted and certified by representatives of our transfer agent, Computershare Trust Company, N.A.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting and publish the voting results in a Current Report on Form 8-K to be filed with the SEC within four business days of the annual meeting.

Who pays for the cost of proxy preparation and solicitation?

The cost of this solicitation of proxies will be borne by us.  Proxies may also be solicited personally or by telephone, facsimile transmission or other electronic means of communication by our employees acting without additional compensation.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominee and Director Information

Our Board is divided into three classes, and generally, each director holds office for a three-year term expiring at the annual meeting of shareholders held in the year that is three years after the director’s election and thereafter until his or her successor is elected and qualified.

At the annual meeting, our shareholders will be asked to elect two directors.  Kent A. Kleeberger and Charles B. Tomm have been nominated by the Board, upon the recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”), for election as directors for a term to expire at the 2024 annual meeting of shareholders and until their successors are elected and qualified. Mr. Kleeberger has served as a director since 2003 and is our Lead Independent Director, chair of the Audit Committee, the Audit Committee’s designated “financial expert”, and also serves on the Compensation Committee and Nominating Committee.  Mr. Tomm has served as a director since 2017 and serves on the Audit Committee and Compensation Committee.

The Board, upon the recommendation of the Nominating Committee and as a result of the Board’s discussions related to its long-term succession planning, determined not to nominate Joseph W. Wood for re-election at the annual meeting.  Effective upon the expiration of Mr. Wood’s term as a director at the annual meeting, we intend to temporarily reduce the size of the Board from seven directors to six directors.

To be elected, a director nominee must receive the affirmative vote of a majority of the votes cast, which means that the number of shares voted “for” the director’s election must exceed the number of shares voted “against” the director’s election.  This majority vote standard is in effect because this is an uncontested election (i.e., the number of nominees for director does not exceed the number of directors to be elected as of the record date of the annual meeting). For any contested election, the director would be elected by a plurality of the votes cast by the shares entitled to vote on the election of directors.

If a director nominee who is serving as a director is not elected at the annual meeting, under Indiana law the director would continue to serve on the Board as a “holdover director.”  However, under our by-laws, any incumbent director who fails to be elected must immediately tender his or her resignation to the Board, subject to acceptance by the Board.  The Nominating Committee would then make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken.  The Board, taking into account the recommendation of the Nominating Committee, would determine the appropriate responsive action with respect to the tendered resignation.  The director who tenders his or her resignation may not participate in the Board’s decision.  If a nominee who was not already serving as a director is not elected at the annual meeting, under Indiana law that nominee would not become a director and would not serve on the Board as a “holdover director.”  The nominees for election as directors at the annual meeting are currently serving on the Board.

The Nominating Committee is responsible for recommending to the Board the director nominees that collectively have the complementary experience, qualifications, skills and attributes to guide us and function effectively as a Board.  Each nominee for election as a director is selected based on his or her experience, judgment, integrity, ability to make independent inquiries, an understanding of our business environment and a willingness to devote adequate time to Board duties.  The Nominating Committee's general view is to re-nominate an incumbent director who continues to satisfy the criteria for membership on the Board, continues to make important contributions to the Board and consents to continue his or her service on the Board.  However, as the Board and Nominating Committee continue to assess the long-term succession planning of the Board and the diversity of its collective skill set, incumbent directors may not be re-nominated in future years and the size of the Board is subject to change.  At this annual meeting and at the 2020 annual meeting, two total board members have rolled off the Board, creating space for new director candidates who will enhance our diversity.

Set forth below are the current nominees for director as well as our other continuing directors and information regarding each person's service as a director, business experience, director positions held currently or at any time in the last five years, and the experiences, qualifications, attributes or skills that caused the Nominating Committee and the Board to recommend the director nominees and to determine that the continuing directors should serve as members of our Board.  Unless otherwise indicated, the principal occupation of each director has been the same for the last five years. There is no family relationship between any of our directors or executive officers.

NOMINEES FOR DIRECTOR

Kent A. Kleeberger

Mr. Kleeberger has been a self-employed consultant since March 2015.  From February 2011 until March 2015, Mr. Kleeberger served as Executive Vice President, Chief Operating Officer of Chico’s FAS Inc., a publicly traded specialty apparel retailer.  Prior to that, from November 2007 until January 2011, Mr. Kleeberger served as Executive Vice President, Chief Financial Officer and Treasurer of Chico's FAS Inc.  From July 2004 until October 2007, Mr. Kleeberger served as Senior Vice President and Chief Financial Officer for Dollar Tree Stores, Inc., a publicly traded single price-point retailer.  From April 1998 until June 2004, he served in various positions with Tween Brands, Inc. (formerly Too, Inc.), a publicly traded apparel retailer, including as Executive Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary and also served as a director from February 2000 until March 2004.  Mr. Kleeberger has served as a director of Christopher & Banks Corporation, a publicly traded specialty apparel retailer, since June 2016 and as Chair of its Board of Directors since January 2017.  Mr. Kleeberger also served as a director of Aéropostale, Inc., a publicly traded apparel retailer, from August 2015 until February 2016.

Mr. Kleeberger's areas of relevant experience include tax, financial reporting, accounting and controls, insurance and risk management, economic indicators and issues, marketing/branding and government regulation.

Term: Director nominee for a three-year term to expire at the annual meeting of shareholders in 2024
Director since: 2003
Age: 69

Charles B. Tomm

Mr. Tomm has served as a Managing Partner and Chief Executive Officer of Pablo River Partners LLC, a retail automotive company, since January 2017 and also as a principal at the investment banking and financial advisory firm Oaklins Heritage Capital Group since October 2016.  Prior to that, he was President and Chief Executive Officer of Brumos Automotive, Mercedes-Benz, Porsche and Lexus dealerships, from January 2009 until its sale in April 2016.  He started in the retail automotive business with Coggin Automotive Group in April 1994 and was named company President in 1997.  After a 1998 merger with Asbury Automotive Group, Inc. and a subsequent merger with Courtesy Automotive Group in 2003, Mr. Tomm became President and Chief Executive Officer of Asbury's Coggin/Courtesy subsidiary, with 27 automotive dealerships.  His prior business experience was in investment banking, oil field services, trucking, as an adjunct law professor and in the private practice of law with Winthrop, Stimson, Putnam & Roberts (now Pillsbury Winthrop Shaw Pittman LLP).  From 1968 to 1972, Mr. Tomm was a diver and officer on the U.S. Navy’s only troop-carrying submarine.  Mr. Tomm is a trustee of the Mayo Clinic and chair of its Audit and Compliance Committee, a trustee and board chair of Jacksonville University, a trustee of The Bolles School and a former trustee of Washington & Lee University.  Mr. Tomm served as a director of Florida Bank Group, Inc. from September 2007 until its merger with IberiaBank Corporation in February 2015, and as a director of Asbury Automotive Group, Inc. from 2000 to January 2002 and from May 2005 until September 2007.

Mr. Tomm’s areas of relevant experience include strategic planning, corporate governance and leadership, risk management, capital markets and mergers and acquisitions.

Term: Director nominee for a three-year term to expire at the annual meeting of shareholders in 2024
Director since: 2017
Age: 75

The Board recommends a vote FOR each of the director nominees listed above.

DIRECTORS CONTINUING IN OFFICE

Clifton E. Sifford, Vice Chairman and Chief Executive Officer

Mr. Sifford has served as our Vice Chairman since September 2019 and has served as Chief Executive Officer and a director since October 2012.  Mr. Sifford also served as President from October 2012 to September 2019.  Mr. Sifford served as Chief Merchandising Officer from October 2012 to March 2016.  From June 2001 to October 2012, Mr. Sifford served as Executive Vice President – General Merchandise Manager and from April 1997 to June 2001, Mr. Sifford served as Senior Vice President – General Merchandise Manager.

Mr. Sifford, as our Vice Chairman and Chief Executive Officer and a long-standing member of our senior management team, brings to the Board an in-depth knowledge of our Company and the retail industry.  Mr. Sifford’s areas of relevant experience include detailed knowledge and experience in executive leadership and retail merchandising, encompassing merchandise procurement, building brand awareness, proprietary brand development and consumer behavior.

Term: Director with term expiring at the annual meeting of shareholders in 2022
Director since: 2012
Age: 67

James A. Aschleman

Mr. Aschleman retired from the law firm Baker & Daniels LLP (now Faegre Drinker Biddle & Reath LLP) in December 2011.  As a partner in the firm since 1976, Mr. Aschleman advised public and private companies on a wide range of issues, including corporate governance, executive compensation, mergers and acquisitions and compliance with SEC rules and regulations.  Additionally, Mr. Aschleman previously served on our Board from 2001 until 2006 and has extensive knowledge of our operations.

Mr. Aschleman’s areas of relevant experience include strategic planning, capital markets and corporate finance, corporate governance and legal and regulatory analysis.

Term: Director with term expiring at the annual meeting of shareholders in 2022
Director since: 2012
Age: 76

Andrea R. Guthrie

Ms. Guthrie co-founded Gyde Travel, LLC, a private guide travel service, in February 2015.  From August 2009 to January 2014, Ms. Guthrie served as Senior Vice President, Strategic New Businesses at Claire’s Stores, Inc., one of the world’s leading specialty retailers of fashionable jewelry and accessories for young women, teens, tweens, and kids. Prior to that, Ms. Guthrie was a Principal at The Boston Consulting Group, where she led client projects and addressed strategic and operational issues, with a particular emphasis on the retail and consumer industries, from January 2002 to August 2009. She held merchandising roles with A|X Armani Exchange and Saks Fifth Avenue from 1993 to 1999.

Ms. Guthrie’s areas of relevant experience include strategic planning, competitive analysis, financial modeling and analytics, market analysis and mergers and acquisitions.

Term: Director with term expiring at the annual meeting of shareholders in 2022
Director since: 2015
Age: 49

J. Wayne Weaver, Chairman of the Board

Mr. Weaver has served as chairman of our Board since March 1988.  From 1993 until January 2012 when the franchise was sold, Mr. Weaver served as Chairman and Chief Executive Officer of the Jacksonville Jaguars, LTD, a professional football franchise.  From 1978 until February 2, 1993, Mr. Weaver's principal occupation was as President and Chief Executive Officer of Nine West Group, Inc., a designer, developer and marketer of women's footwear.  Mr. Weaver previously served two terms as a director of Stein Mart, Inc., a publicly traded chain of off-price retail stores, from June 2014 until March 2016 and from November 2000 until April 2008.

Mr. Weaver's areas of relevant experience include strategic planning, marketing/branding, economic indicators and issues, and industry trends.

Term: Director with term to expiring at the annual meeting of shareholders in 2023
Director since: 1988
Age: 86

INFORMATION REGARDING THE BOARD OF

DIRECTORS AND COMMITTEES

The primary functions of our Board are:

•	To oversee management performance on behalf of our shareholders;

•	To ensure that the long-term interests of our shareholders are being served; and

•	To monitor adherence to and the effectiveness of our internal standards and policies.

Board Meetings

During fiscal 2020, the Board held five meetings.  During fiscal 2020, each of our directors attended at least 75% of the aggregate of the Board meetings and the meetings of the respective committees on which he or she served that were held during the period for which he or she was a director or committee member.  Additionally, our directors are expected to attend the annual meeting of shareholders each year.  Each of our directors attended our 2020 annual meeting of shareholders either in person or via video conference.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board should be free to choose its Chairman based upon the Board’s view of what is in the best interests of the Company at a particular point in time, based on the recommendation of the Nominating Committee. Our Board does not have a policy on whether the role of Chairman and Chief Executive Officer should be separate or combined and, if separate, whether the Chairman should be selected from the non-employee directors or be an employee.

The Board has determined at this time that the separation of the offices of Chairman of the Board and Chief Executive Officer enhances Board independence and oversight.  Moreover, the separation of these positions allows the Chief Executive Officer to better focus on running the Company, enhancing shareholder value and expanding and strengthening our brand while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.

A majority of our directors are “independent directors” as defined by the listing rules of The Nasdaq Stock Market LLC (“Nasdaq”), and the Board has determined that such independent directors have no relationship with us that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director.  The independent directors are Messrs. Aschleman, Kleeberger, Tomm, and Wood and Ms. Guthrie.  In addition, none of our directors are a party to any agreement or arrangement that would require disclosure pursuant to Nasdaq Rule 5250(b)(3).  To facilitate communication between our management and our non-employee directors, Mr. Kleeberger has been designated as the Lead Independent Director and presides at all executive sessions of the non-employee directors.  Following an executive session, the Lead Independent Director discusses any issues or requested actions to be taken with the Chief Executive Officer.  The Lead Independent Director is also responsible for disseminating information to the rest of the Board in a timely manner, for scheduling and preparing agendas for meetings of our non-employee directors and, together with our Chairman of the Board and our Vice Chairman and Chief Executive Officer, for scheduling and preparing agendas for meetings of our Board.

The Board evaluates its leadership structure on an ongoing basis and may change it as circumstances warrant.  On March 18, 2021, we announced that the Board unanimously elected Mark J. Worden, our President and Chief Customer Officer, as our next President and Chief Executive Officer, effective September 30, 2021.  Mr. Worden will succeed Mr. Sifford, who will step down as our Chief Executive Officer effective September 30, 2021, but will continue to serve in the role of Vice Chairman of the Board and, in such role, will continue as an employee and executive officer of the Company.  As part of this transition, Mr. Worden will also be appointed to the Board upon becoming our Chief Executive Officer.  Additional biographical information about Mr. Worden and our other executive officers can be found in Part I, Item 1, “Business,” of our Annual Report on Form 10-K for the fiscal year ended January 30, 2021, under the caption “Information about our Executive Officers.”

Board Committees

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.  Each of the committees operates pursuant to a written charter, which can be viewed on our website at investors.shoecarnival.com/governance/governance-documents.

Audit Committee

The Audit Committee is solely responsible for the selection and hiring of the independent registered public accounting firm to audit our financial statements and records and pre-approves audit and permitted non-audit services undertaken by the independent registered public accounting firm.  It is also responsible for the review of our (i) financial reports, (ii) systems of internal controls regarding finance, accounting, legal compliance and ethics, (iii) auditing, accounting and financial reporting processes, and (iv) financial and enterprise risk exposures.  See “Board and Committee Role in Risk Oversight and ESG Initiatives” for additional information. The Audit Committee approves all related person transactions and meets with management and our independent registered public accounting firm as necessary.

The Audit Committee consists of three non-employee directors: Messrs. Kleeberger (Chair), Aschleman, and Tomm.  The Board and the Audit Committee believe the current member composition satisfies the Nasdaq Listing Rules governing audit committee composition, including the requirement that the audit committee members all be “independent” directors, as that term for audit committee members is defined in the Nasdaq Listing Rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Board has also determined that Mr. Kleeberger qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.  The Audit Committee met seven times during fiscal 2020.

Compensation Committee

The Compensation Committee is responsible for evaluating and approving our director and officer compensation plans, policies and programs.  The Compensation Committee also administers our equity compensation and retirement plans and reviews the risks related to our compensation policies and programs.  For a detailed description of the roles of the Compensation Committee and management in setting compensation, see “Executive and Director Compensation – Compensation Discussion and Analysis.”

The Compensation Committee has utilized Frederic W. Cook & Co., Inc. (“FW Cook”) from time to time since April 2016.  Given the comprehensive peer group information and advice regarding the design and structure of our Executive compensation program provided by FW Cook in both fiscal 2017 and fiscal 2018, which remain foundational to the Compensation Committee’s approach to Executive compensation, the Compensation Committee decided not to engage FW Cook to provide peer group data or to otherwise advise the Compensation Committee with respect to setting fiscal 2020 or fiscal 2021 Executive compensation. When engaged, FW Cook reported directly to the Compensation Committee and did not provide any other services to the Company.  The Compensation Committee assessed the independence of FW Cook pursuant to SEC rules and the Nasdaq Listing Rules and concluded that no conflicts of interest exist.

The Compensation Committee consists of our five non-employee directors: Messrs. Aschleman (Chair), Kleeberger, Tomm, and Wood, and Ms. Guthrie.  Each of the members meets the independence requirements of the Nasdaq Listing Rules and Rule 10C-1(b)(1) promulgated under the Exchange Act.  Each member is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act and each is an “Outside Director” as defined by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).  During fiscal 2020, none of the members were involved in a relationship requiring disclosure as an interlocking executive officer/director or as a former officer or employee.  In addition, none of the members were involved in a relationship requiring disclosure under Item 404(a) of Regulation S-K. The Compensation Committee held four meetings during fiscal 2020.

Nominating and Corporate Governance Committee

The Nominating Committee exercises a leadership role in shaping our corporate governance and recommends to the Board corporate governance principles on a number of topics, including (i) Board organization, membership and function, (ii) committee structure and membership, (iii) oversight of the annual performance evaluation of the Board, the committees of the Board and individual directors, and (iv) oversight of matters that involve our image, reputation and standing as a responsible corporate citizen, including our environmental, social and governance related initiatives and activities. As the nominating body of the Board, it also interviews, evaluates, nominates and recommends individuals for membership on the Board and on the various committees of the Board.  Nominees will be evaluated based on their experience, judgment, integrity, ability to make independent inquiries, understanding of our business environment and willingness to devote adequate time to Board duties.

Our Corporate Governance Guidelines provide that in identifying potential director nominees, our Nominating Committee is to take into account geographic, occupational, gender, race and age diversity.  Broadly defined, diversity means diversity of viewpoints, background, experience and other demographics.  The Nominating Committee implements that policy, and assesses its effectiveness, by examining the diversity of all of the directors on the Board when it selects nominees for directors.  The diversity of directors is one of the factors that the Nominating Committee considers, along with the other selection criteria described above.

Director candidates may come to the attention of the Nominating Committee through current Board members, management, professional search firms or other persons. The Nominating Committee also will consider director candidates recommended by shareholders.  A shareholder who wishes to recommend a director candidate for consideration should send such recommendation to our Secretary at 7500 East Columbia Street, Evansville, Indiana 47715, who will forward it to the Nominating Committee.  Any such recommendation should include a description of the candidate's qualifications for Board service, the candidate's written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information.  A shareholder who wishes to nominate an individual as a director candidate at an annual meeting of shareholders, rather than recommend the individual to the Nominating Committee as a nominee, must comply with the advance notice requirements set forth in our by-laws, a copy of which may be obtained from our Secretary.  A summary of such requirements is provided in this proxy statement under “Shareholder Proposals for 2022 Annual Meeting.”  The Nominating Committee’s process for identifying and evaluating nominees for director will be the same whether the nominee is from the Nominating Committee’s search for a candidate or whether the nominee was recommended by a shareholder.

The Nominating Committee consists of four non-employee directors: Ms. Guthrie (Chair), and Messrs. Aschleman, Kleeberger and Wood.  Each member is “independent,” as such term for nominating committee members is defined in the Nasdaq Listing Rules.  The Nominating Committee met four times during fiscal 2020.

Board and Committee Role in Risk Oversight and ESG Initiatives

Our Board has ultimate oversight responsibility for our risk management process, and its various committees assist the full Board in fulfilling these oversight responsibilities in certain areas of risk.  In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls.  The Audit Committee discusses with management, internal audit, and the independent registered public accounting firm our major financial risk exposures, including risks related to fraud, liquidity and regulatory compliance, our policies with respect to risk assessment and risk management, and the steps management has taken to monitor and control such exposures.  The Board also periodically receives information about our risk management activities and the most significant risks we face, principally through Audit Committee reports to the Board and summary briefings provided by management.  Risks associated with technology are a particular focus, and our Information Technology department makes regular presentations to the Audit Committee and the Board regarding risks inherent in the information technology area, including cybersecurity risks.  The Audit Committee members, as well as each other Board member, also have access to our Chief Financial Officer and any other members of our management for discussions between meetings as warranted.

In alignment with our increasing effort and attention on environmental, social and governance (“ESG”) related matters, the charter of the Nominating Committee was amended in December 2019 to include specific authority to assist the Board in its oversight of matters relating to our image, reputation, and standing as a responsible corporate citizen, including ESG initiatives and activities.  The Nominating Committee has embraced this role and the importance of sustainability relative to value creation.  Beginning in fiscal 2020, our management provided regular progress reports on the development of our ESG strategy.  These reports addressed our human capital resources, including our diversity and inclusion initiatives, and initiatives that reduce our impact on the environment as well as the impact these critical areas might have on our public image.

The Compensation Committee regularly reviews the risks associated with how we compensate our executive officers and Board members. For a description of the Compensation Committee’s role in overseeing compensation-related risks, see “Executive and Director Compensation – Compensation-Related Risk Assessment” in this proxy statement.

Social and Environmental Responsibility

We recognize and embrace the importance of being a good corporate citizen who values our associates, meaningfully gives back to our communities and actively addresses the impact our operations have on the environment.  We understand that accomplishing these goals, along with delivering strong financial performance, drives long-term shareholder value.

Culture and Human Capital Management

We have intentionally built an employee-centric, customer-focused organization designed to compete at the highest levels in the retail industry.  Our commitment to, and investment in, a strong performance culture is paramount to our long-term sustainability and success.  Forbes Magazine recently recognized the quality of our employee-centric culture by naming us one of America’s Best Midsize Employers for 2019.

Our employee-centric culture aided us during the COVID-19 pandemic.  As non-essential retailers were required to close to the public, many of our competitors decided to furlough a significant number of employees.  We, however, took a different route, finding innovative ways to keep our associates in full employment.  This strategy positively impacted our associates, their families, and the communities we serve.  In addition, this decision enabled us to rapidly reopen our stores in a safe manner as soon as we were permitted to do so.

Workforce Diversity and Inclusion

We serve a diverse customer base and seek diversity in and among our workforce in all areas, from our stores to our distribution center and our corporate office.  We believe that the diversity of our workforce and management is a tremendous asset.  We are firmly committed to providing equal opportunities in all aspects of employment and believe that all individuals should be treated with respect and dignity.  Diversity is an important element in our ongoing annual mandatory training for all employees and managers. We do not tolerate harassment or unlawful discrimination of any kind.

We have clear policies encouraging strong relationships and protecting open lines of communication with management at every level.  This, coupled with our non-retaliation policy, encourages employees to raise issues and seek immediate redress of those issues if they should arise.

We understand the value of diversity at all levels, whether of gender, race, ethnicity, background or experience.  As of January 30, 2021, our overall workforce of approximately 4,700 employees identified as 66% female and 34% male.  Our broad-based leadership team, including those who manage and lead our stores and those who lead our company, identified as 59% female and 41% male as of our fiscal 2020 year end.  With respect to ethnicity, our broad-based leadership team identified as 61% Caucasian and 39% non-Caucasian as of January 30, 2021.  The diversity of our broad-based leadership team trends with the diversity of our customer base, which based on recent data from our Shoe Perks customer loyalty program, approximates three-quarters Caucasian and one-quarter African American, Hispanic, or Asian and is more female than male.

In our corporate leadership roles (senior director-level employees through our named executive officers), the portion identifying as female has significantly increased over the last three years from 5% to 26%.  Our human resources, marketing, and supply chain departments as well as portions of our merchandising and technology departments are led by females.

At the Board level, we are also focused on increasing our diversity.  Currently 20% of our non-employee Board members is female.  We are currently refreshing our Board and assessing long-term succession as well as the diversity of the Board’s collective skill set.  At this annual meeting and our 2020 annual meeting, two total board members have rolled off the Board as their terms expired, creating space for new director candidates who will enhance our diversity.  Our short-term goal is to achieve 40% diversity in our non-employee Board members by the end of fiscal 2021.

Retention

We believe our employee-centric culture not only supports higher levels of execution and performance, but also has led to increased retention of key talent.  We take great pride in our store-level training programs that provide the foundation for long-term careers and our ability to promote from within.  Currently, all of the general managers who operate our stores and 85% of our district managers who oversee those general managers were trained, developed, and promoted from within.  As of January 30, 2021, of our 26 district managers, 81% have been employed by Shoe Carnival for more than 20 years. The average tenure of the general managers who operate our 383 stores was 13 years as of fiscal 2020 year end.

Individuals who comprise our leadership team, which includes our named executive officers, vice presidents and senior director-level employees, have been employed by Shoe Carnival for an average of 18 years.

Employee Benefits

Among the many ways we seek to serve our employees, we offer a complete range of benefits.  These include competitive wages and incentives, including stock appreciation rights for mid-level managers; an employee stock purchase plan with a 15% discount off the fair value of our common stock; employer-subsidized medical plans with dental and vision benefits; qualified and unqualified defined contribution plans with employer matching contributions; and merchandise discounts, among other benefits.

Training and Code of Business Conduct and Ethics

We are dedicated to strengthening our culture and execution through ongoing training for all associates.  We are uniquely focused on training within our store-level, customer-facing operations.  Employees must obtain necessary certifications in order to be responsible for the keys to a store and eventually to become a general manager.  Our broad-based training program also engages and educates our employees on the following key topics:

•	Non-discrimination and anti-harassment, including the value of diversity and awareness of unconscious bias in all aspects of the employment relationship;
•	Cybersecurity awareness and responsibility;
•	Supply chain security; and
•	Business code of conduct.

More information regarding our approach to conducting business responsibly, including our guidelines on discrimination and harassment, can be found in our Code of Business Conduct and Ethics (“Code of Ethics”).  Our Code of Ethics applies to all of our Board members, officers and employees, including our principal executive officer, our principal financial officer, and our principal accounting officer.  The Code of Ethics is posted on our website at investors.shoecarnival.com/governance/governance-documents. We intend to disclose any amendments to the Code of Ethics by posting such amendments on our website.  In addition, any waivers of the Code of Ethics for our Board members or executive officers will be disclosed in a Current Report on Form 8-K.

Safety of our Employees and Security of our Data

We strive to provide our associates with a safe and healthy work environment.  Our Safety Committee works across the Company and with leadership at all levels and regularly reports to management.  We evaluate conditions and incidents on an ongoing basis, developing lessons learned and documenting actions taken to safeguard our personnel. We measure OSHA recordable incidents to gauge the success of our safety protocol.  During calendar year 2020, we recorded 49 OSHA recordable incidents, an approximate 25% reduction in incidents compared to just two years ago.

Our strategies to address the ever-expanding complexities of protecting customer and employee data and executing our business strategies in an increasingly digital world continue to advance.  Our Security Committee monitors and tests compliance with our protocols, provides regular updates to employees and management, and conducts annual training.

Community and Nonprofit Support Initiatives

We are committed to helping build stronger communities by giving back to the areas where we do business.  Throughout our history, we have demonstrated that commitment through sponsored events, educational programs, charitable donations, and volunteerism all focused on assisting the communities where we operate.  We support both national and local chapters of nonprofit organizations such as the Two Ten Foundation, United Way, Junior Achievement, National CASA/GAL Association, Youth First, the American Red Cross, Ronald McDonald House Charities, and Habitat for Humanity.

In addition, every year each store is provided funds to support local nonprofits in communities where the store is located.  Further, corporate associates can request and receive an annual financial stipend to support family-related nonprofit initiatives important to their families.

Our stores serve as a platform for our customers to contribute to causes by providing the option for customers to “round up” transactions to the nearest dollar, among other initiatives.  Organizations that have benefited from our ability to perform this critical function include St. Jude’s Research Hospital, the American Cancer Society, and the Toys for Tots Foundation.

We are fully committed to accessibility for our disabled customers, whether at our physical stores or through our e-commerce platforms.  Our partnership with eSSENTIAL Accessibility allows all customers, regardless of ability, to shop via our website.  Through an assistive technology app, customers who have trouble typing, moving a mouse, gesturing or reading a screen are able to navigate our website using hands-free face tracking, voice activated controls, visual click assist, an on-screen keyboard, and speech-to-text.

Environmental Initiatives

We seek to minimize our impact on the environment and reduce our carbon footprint by actively implementing environmentally-friendly processes throughout our business, including energy efficiency initiatives, waste minimization, and the use of recycled materials within our supply chain.  Our most significant areas of focus are fuel and packaging material used to deliver merchandise to our distribution center and stores; the HVAC and lighting systems in our stores, distribution center, and corporate office; and recycling methods.

Fuel Consumption

Working closely with our dedicated transportation provider, we optimize the routing efficiency of trucks transporting product from our centralized distribution center to our retail stores.  Further fuel efficiency is achieved as we maximize the amount of product placed in each truck in a “load floor to ceiling” approach, resulting in fewer outbound shipments required to support our stores.

Recycle and Reuse of Corrugated Boxes, Paper and Wooden Pallets

In our distribution center, we have established a reuse and recycle program with the corrugated boxes we receive in shipments from vendors, reusing those boxes to ship product to our stores.  Where further reuse is not practicable, all corrugate across our operations is recycled.  In addition, we recycle wooden pallets when they are no longer useable.  This emphasis on responsible recycling of wood-based material extends across all of our operations, where a single stream recycling practice and policy has been established.

Energy Management

We have several important initiatives underway that reflect our commitment to responsibly minimize our use of energy.

At our corporate headquarters, we have implemented a wide range of energy reduction initiatives that have lowered energy consumption by nearly 45%.  These include reconfiguring the HVAC, installation of UV window coverings, and use of LED lighting and occupancy sensors.

At our distribution center, energy-efficient lighting systems are also installed with occupancy sensors. “Opportunity chargers” are in place, providing a more efficient battery-charging process for material handling equipment throughout the facility.

This focus on minimizing environmental impact extends to our retail stores.  Whenever a store is newly constructed or relocated, it is equipped with LED lighting and an Energy Management System (“EMS”).  The EMS monitors and regulates HVAC, lighting, and storefront sign lighting, reducing energy consumption by 25%.  This program currently extends to well over one-third of our stores.  As we remodel our stores, we intend to install LED lighting and an EMS at each location.  For those stores awaiting future implementation of the EMS, specialized thermostats reduce overall energy use.

We are proud of our ongoing sustainability accomplishments and our foundation for future energy management across our real estate portfolio.

Proposal No. 2

Advisory Vote on the Compensation Paid to our Executives

Pursuant to Section 14A of the Exchange Act, we are asking our shareholders to approve the compensation paid to our Executives, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related narratives in this proxy statement.  This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our Executives.

The Compensation Committee and our Board believe that our fiscal 2020 Executive compensation aligned with the objectives of our pay-for-performance compensation philosophy and with our financial performance, both as impacted by the COVID-19 pandemic, and was effective in fulfilling the Compensation Committee’s compensation objectives.  An Executive Summary is provided at the beginning of the Compensation Discussion and Analysis section followed by a more detailed discussion of our Executive compensation programs, how they reflect our philosophy and are linked to Company performance and the impact of our fiscal 2020 say-on-pay vote on Executive compensation decisions.  We encourage our shareholders to read the Compensation Discussion and Analysis section, along with the compensation tables and narrative discussion contained in this proxy statement.

We are asking our shareholders to indicate their support for the compensation paid to our Executives as described in this proxy statement. This vote is not intended to address any specific item of compensation but rather the overall compensation of our Executives and the philosophy, policies and practices described in this proxy statement. Accordingly, we recommend that our shareholders vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the Executives, as disclosed in the Company's Proxy Statement for the 2021 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

As an advisory vote, this proposal will not be binding upon us or our Board or Compensation Committee.  However, our Board and Compensation Committee value the opinion of our shareholders, and to the extent that there is any significant vote against the Executives’ compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board recommends that our shareholders vote FOR the approval, on an advisory basis, of the compensation paid to our Executives, as disclosed in this proxy statement.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

The “Compensation Discussion and Analysis” section of this proxy statement is intended to help our shareholders understand our overall executive compensation programs, objectives, framework and elements and to discuss and analyze the basis for, and the decisions of, our Compensation Committee (the “Committee”) and our Board of Directors with respect to the compensation paid to our named executive officers shown in the Summary Compensation Table and in the other tables and narrative discussion that follow.  Our named executive officers (the “Executives”) and their positions for fiscal 2020 were:

Officer Name and Position
Clifton E. Sifford, Vice Chairman and Chief Executive Officer
W. Kerry Jackson, Senior Executive Vice President – Chief Financial and Administrative Officer and Treasurer
Mark J. Worden, President and Chief Customer Officer
Timothy T. Baker, Executive Vice President – Chief Retail Operations Officer
Carl N. Scibetta, Executive Vice President – Chief Merchandising Officer

For a discussion of the planned succession of certain of these Executives and the impact on Executive compensation for fiscal 2021, see “Fiscal 2021 Executive Compensation Decisions” below.

Executive Summary

We seek to closely align the interests of our Executives with the interests of our shareholders.  Our compensation programs are designed to reward our Executives for the achievement of short-term and long-term strategic and operational goals and the attainment of increased total shareholder return.  Additionally, as a retailer, our compensation programs emphasize financial stability and liquidity while increasing net sales and operating income.

Total compensation for our Executives is primarily comprised of a mix of base salary, annual cash incentives and long-term equity-based compensation.  We believe our management team continues to be driven to a higher level of performance by the pay-for-performance compensation philosophy of our compensation programs.

The following table highlights the year-over-year comparison of some of the key financial metrics that we use to evaluate our performance for the purposes of making compensation decisions ($ amounts in thousands except per share data).

Key Financial Metrics	Fiscal 2020	Fiscal 2019	Fiscal 2018
Net Sales	$976,765	$1,036,551	$1,029,650
Comparable Store Sales Change	(5.3)%	1.9%	4.3%
Gross Profit Percentage	28.7%	30.1%	30.0%
Operating Income	$21,865	$54,209	$49,760
Net Income	$15,991	$42,914	$38,135
Net Income Per Share, Diluted	$1.12	$2.92	$2.45

Our sales patterns and operating results throughout fiscal 2020 were significantly impacted by the COVID-19 pandemic.  In the first quarter of fiscal 2020, we sustained unprecedented comparable store sales declines and losses due to the temporary closure of our physical stores. Throughout the remainder of fiscal 2020, we experienced considerable sales growth compared to fiscal 2019.  Fiscal 2020 annual highlights included:

•	Fiscal 2020 net sales decreased $59.8 million, which included a $106.3 million decrease in first quarter net sales year-over-year.

•

Fiscal 2020 comparable store sales decreased 5.3% due to a 42.3% decrease in comparable store sales in the first quarter followed by a 6.9% cumulative increase over the remaining three fiscal quarters.

•	E-commerce sales increased approximately 175% compared to fiscal 2019 and represented approximately 19% of merchandise sales in fiscal 2020 compared to 6% of merchandise sales in fiscal 2019.
•	We continued to pay our employees while our stores were closed due to the COVID-19 pandemic.
•

We enhanced our liquidity by exercising the full accordion feature under our existing credit facility to increase our borrowing capacity from $50 million to $100 million and eliminated a covenant through the first quarter of fiscal year 2021 that may have limited our access to the increased borrowing capacity.  The credit facility is now collateralized by our inventory.

•	We had no borrowings outstanding under our credit facility and $106.5 million of cash and cash equivalents at the end of fiscal 2020.
•

We continued paying a quarterly cash dividend to our shareholders during fiscal 2020, despite the pandemic. The first quarter dividend amount was $0.085 per share, while the dividends paid for each of the remaining three quarters were increased to $0.090 per share, or an aggregate of $5.1 million.  However, we suspended repurchasing shares during fiscal 2020 given the broad-based uncertainty resulting from the pandemic.

•

We continued to increase membership in our Shoe Perks customer loyalty program, approaching 10% growth compared to fiscal 2019.  This brought total membership in the program to over 26 million customers as of January 30, 2021.

•

We continued our implementation of best-in-class systems by launching a new order management system to support our growing multi-channel business and new warehouse and transportation management platforms that provide enhanced productivity, flexibility and optimized operations for our supply chain.

•	We closed 13 stores during fiscal 2020 and opened four stores. We ended fiscal 2020 with 383 stores.

Our fiscal 2020 financial results, along with our financial results from fiscal 2019, are more fully described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended January 30, 2021.

Impact of the COVID-19 Pandemic on the Compensation Decision-Making Process and Compensation Awarded for Fiscal 2020

We believe our fiscal 2020 Executive compensation aligned with the objectives of our pay-for-performance compensation philosophy and with our financial performance, both as impacted by the COVID-19 pandemic.  At its meetings held during the first quarter of each fiscal year, the Committee has historically approved salary changes for our Executives, approved the business criteria and the threshold, target and maximum performance goals under our Amended and Restated 2016 Executive Incentive Compensation Plan (the “Executive Incentive Compensation Plan”) and approved the grant of performance-based stock units (“PSUs”) and service-based restricted stock units (“RSUs”) under our 2017 Equity Incentive Plan (the “2017 Equity Plan”).

However, at its meeting held in March 2020, the Committee had extensive discussions regarding the unprecedented and significantly unfavorable impact the initial phase of the COVID-19 pandemic was having on our operations including our store operations, sales and costs; the resulting temporary closure of our physical stores; the reduced foot traffic and sales prior to such closures; deteriorating economic conditions for our customer base and the impact on consumer spending generally; the disruptions to our supply chain; and the recent financial market volatility, including the significant decrease in our stock price and the decreases to the stock prices of our peer companies.  The Committee also discussed the uncertainly as to the impact that COVID-19 would have on our business and results of operations for the remainder of fiscal 2020 and the Committee’s ability to establish performance-based goals for fiscal 2020 given that uncertainty.

After such discussions, and as a result of these uncertainties, the Committee determined to not increase the base salary of any of our Executives and to delay the establishment of the business criteria and the threshold, target and maximum performance goals for fiscal 2020 under the Executive Incentive Compensation Plan until later in the fiscal year.  The Committee also determined to make a one-time adjustment to its historical practice of granting both PSUs and service-based RSUs and instead granted only service-based RSUs to our Executives and other key employees, as further discussed below.  In doing so, the Committee noted that it intended to revert to its historical practice of granting a combination of PSUs and service-based RSUs to the Executives in future years.

The Committee made the following additional fiscal 2020 compensation-related decisions subsequent to its March 2020 meeting:

•

No base salary increases were approved for any of the Executives for fiscal 2020, and for the period from April 5, 2020 through May 5, 2020, each Executive incurred a 20% temporary reduction in base salary while more than 50% of our stores were closed due to the COVID-19 pandemic.

•

In September 2020, the Committee amended and restated the Executive Incentive Compensation Plan  and established the performance criteria, the targets and the base salary percentages that could be earned by the Executives under the Executive Incentive Compensation Plan based on achieving a defined threshold, target and maximum amount of operating income, as determined in accordance with U.S. generally accepted accounting principles (“Operating Income”), in the third and fourth quarters of fiscal 2020.

•

In March 2021, the Committee approved the bonus earned under the Executive Incentive Compensation Plan based on our Operating Income for the third and fourth quarters of fiscal 2020. In addition, the Committee approved the payment of discretionary bonuses to our Executives based on our performance achieved during the first and second quarters of fiscal 2020.

While no PSUs were awarded in fiscal 2020, the aggregate grant date fair value of the RSUs issued to all of our Executives in fiscal 2020 was 62% lower than the aggregate grant date fair value of the PSUs and RSUs awarded to such Executives in fiscal 2019 and also lower compared to previous years, meaning that in order for the Executives to achieve a level of compensation consistent with fiscal 2019, the price of our common stock would need to increase to well above pre-pandemic levels. Thus, the granting of solely RSUs remained consistent with our pay-for-performance philosophy, and we believe further enhanced alignment with our shareholders.  Further, in order to increase retention efforts during this uncertain time, the Committee extended the vesting of the RSUs awarded in fiscal 2020, such that one-third of the RSUs will vest after two years and the remaining two-thirds will vest after three years, compared to the RSUs and PSUs granted in fiscal 2019 that vest equally over two years.

The following charts show, with respect to our Chief Executive Officer and our other Executives, (i) base salary, (ii) target annual cash incentives under our Executive Incentive Compensation Plan for performance in the third and fourth quarters of fiscal 2020, plus the discretionary bonus authorized by the Committee for performance in the first and second quarters of fiscal 2020, and (iii) the grant date fair value of the service-based RSUs granted to our Executives under our 2017 Equity Plan, each as a percentage of total target direct compensation, for fiscal 2020:

Target CEO Pay Mix
Long-Term Equity Awards 19%
Base Salary 54%
Annual Cash Incentives 27%

As a result of the actions taken by the Committee during the COVID-19 pandemic, the targeted pay for fiscal 2020 decreased and the of mix of compensation components changed, with base salary increasing and long-term equity awards and annual cash incentives decreasing as a percentage of total target compensation compared to fiscal 2019’s targeted mix of compensation.  The decrease in long-term equity awards as a percentage of total target compensation was primarily driven by the lower grant date fair value associated with the RSUs granted.  The decrease in annual cash incentives as a percentage of total target compensation was primarily due to the expectation of reduced earnings as a result of the COVID-19 pandemic.

Using our Chief Executive Officer as an example, the following chart illustrates how the targeted level of compensation changed and was lower in fiscal 2020 compared to fiscal 2019 and fiscal 2018.

Fiscal Year	Base Salary	% of Total	Additional Bonus	% of Total	Target Bonus under Executive Compensation Plan	% of Total	Grant Date Fair Value of Long-Term Awards Under 2017 Equity Plan	% of Total	Total Target Compensation

2020	$704,230	54%	$64,440	5%	$286,400	22%	$241,463	19%	$1,296,533
2019	$716,000	34%	$-	0%	$716,000	34%	$687,508	32%	$2,119,508
2018	$695,250	33%	$-	0%	$695,250	33%	$705,011	34%	$2,095,511

As demonstrated in the above chart, for our Chief Executive Officer to achieve a level of actual realized compensation in fiscal 2020 comparable to his target compensation in fiscal 2019 and fiscal 2018, he would need to earn his maximum bonus under our Executive Incentive Compensation Plan for the third and fourth quarters of fiscal 2020 of $429,600, and our stock price upon the vesting of the 17,510 RSUs granted to him in fiscal 2020 would need to exceed $50 per share, a considerable increase compared to the $13.79 closing price of our common stock on the grant date of such awards.

Impact of Say-on-Pay Vote on our Executive Compensation Decisions and Changes in Fiscal 2021

In each of the five years prior to 2020, over 95% of the shareholder votes cast on our say-on-pay proposal were voted in favor of the proposal.  At our annual shareholder meeting held in June 2020, however, 74% of the shareholder votes cast on our say-in-pay proposal were voted in favor of the proposal.

At its meetings since our 2020 annual shareholder meeting, the Committee has reviewed our compensation programs and the results of our 2020 say-on-pay vote, which we believe was impacted by the decision to grant solely service-based RSUs to Executives in fiscal 2020 and, to a lesser extent, by not establishing the performance metrics for our fiscal 2020 cash incentives on our normal cadence, both of which were one-time occurrences due to the unique circumstances surrounding the COVID-19 pandemic.  The Committee and management also performed outreach to institutional shareholders representing more than 80% of our outstanding shares not held by Board members or executive officers.  Based on this outreach and the Committee’s internal discussions, the Committee believes an appropriate approach toward all elements of compensation was taken given the unprecedented effects on our business and on our peer companies caused by the COVID-19 pandemic.

For Executive compensation in fiscal 2021, the Committee has reverted to compensation practices utilized in fiscal 2019 and 2018 when the level of shareholder approval associated with the say-on-pay vote was in excess of 95%. These practices include:

•	Approving adjustments to base salaries and setting annual short-term incentive compensation targets for fiscal 2021 at its meeting held in March 2021; and

•

Issuing a mix of PSUs and RSUs, with 75% of the grant date fair value being PSUs and 25% of the grant date fair value being RSUs.  The Committee also retained the longer three-year vesting period utilized in fiscal 2020 for the service-based RSUs granted.

When determining how often to hold say-on-pay votes, the Board took into account the strong preference for an annual vote expressed by our shareholders at our 2017 annual meeting.  Accordingly, the Board determined that we will hold say-on-pay votes on an annual basis until the next say-on-pay frequency vote, which will be held no later than our 2023 annual meeting.

We encourage you to read the complete Compensation Discussion and Analysis for the detailed discussion and analysis of our Executive compensation program.

Compensation Philosophy and Objectives of the Overall Compensation Program

Our compensation philosophy is to enact programs that attract, retain and motivate the finest talent possible at all levels of the organization.  In addition, our compensation programs are designed to maintain a performance and achievement-oriented environment, be cost-competitive, treat all employees fairly, and consider the appropriate proportions of rewarding management and our shareholders.  Our compensation programs have the following characteristics:

•

Each individual’s compensation is based on the level of job responsibility, the individual's level of performance and the Company's overall performance.  As employees assume greater responsibility, a larger portion of their total compensation should be “at risk” incentive compensation (both annual and long-term), subject to corporate and individual performance metrics.

•

A combination of short-term compensation in the form of base salaries and annual cash incentives and long-term equity-based compensation in the form of service-based RSUs and/or PSUs are utilized to provide incentives to Executives to create shareholder value through the attainment of both short-term and long-term goals.

•

Compensation takes into consideration the value of similar jobs in the marketplace.  To retain a highly-skilled workforce, our goal is to be competitive with the compensation paid by those with whom we compete for talent.

•	The Committee has the discretion to change performance-based awards when it determines that such adjustments would be appropriate based on our interests and the interests of our shareholders.

The Committee, along with management, recognizes that the challenges faced by a retail organization require compensation programs to remain flexible to meet prevailing market conditions for key management roles.  These challenges have been recently magnified by the COVID-19 pandemic.  Determination of appropriate compensation for our Executives is based on the Committee's in-depth knowledge of our operations and the competitive environment in which we operate, along with the Committee’s accumulated business expertise.  This process is subjective because we do not believe that a purely formula-driven approach to compensation can adequately take into account all of the various aspects that will lead to our long-term success.

In evaluating the Company's performance and the contribution of the Executives, the Committee generally considers net sales, operating income, net income and net income per share as compared to both the financial plan for the current fiscal year and the prior fiscal year performance.  The Committee also evaluates management's success in managing merchandise inventories, the impact of prevailing economic conditions, and other financial measures.  As a retailer, our management emphasizes, and the Committee seeks to reward, financial stability and liquidity while increasing net sales and operating income.

Determination of Compensation Amounts

The Committee is responsible for establishing our compensation philosophy and strategies and has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs.  The Committee believes its obligation is to structure programs that best serve the Company's interests and the interests of our shareholders.  The Committee currently consists of five directors, none of whom is a current or former employee and each of whom is deemed independent as defined in the Nasdaq Listing Rules.

Regarding most compensation matters, including Executive and director compensation, management provides recommendations to the Committee; however, the Committee does not delegate any of its functions to others in setting Executive compensation.

The Committee’s goal is to set total Executive compensation at a level to attract and retain a talented and motivated leadership team and balance the perception of other stakeholders regarding the competitiveness and reasonableness of our Executive compensation.  In making compensation decisions, the Committee reviews executive compensation practices within the retail and footwear industries with consideration given to, among other factors, differences in sales, growth rates and total market capitalization.

The Committee does not have a specific policy for the allocation of compensation between short-term and long-term components or cash and equity-based compensation.  In setting total compensation, the Committee applies its business judgment in establishing the criteria to be applicable to the Executives, in determining how the established criteria is applied to the facts and circumstances associated with each Executive, and in determining the impact these of decisions on shareholder value.

The Committee also utilizes a tally sheet to review the total compensation packages provided to the Executives for the current and prior four fiscal years, as applicable.  The tally sheet sets forth the dollar amounts of all components of our compensation program, including base salary, annual cash incentives, long-term equity-based incentives, and the incremental expense related to the additional levels of benefits provided to Executives and perquisites.  The tally sheet also includes, for each Executive, a summary of stock ownership and other equity interests (both vested and unvested) in the Company as well as a summary of accumulated wealth derived from the vesting or exercise of equity incentives.

The Committee has utilized FW Cook as its independent compensation advisor for Executive and director compensation matters from time to time since April 2016.  In fiscal 2017 and fiscal 2018, FW Cook advised the Committee with respect to (1) the design and structure of our annual cash incentive program and our long-term equity-based incentive compensation program compared to the companies in our peer group, including an analysis of target bonus opportunities, (2) total target direct compensation opportunities for the Executives compared to individuals in comparable positions at companies in our peer group, and (3) the size and dilutive effect of our long-term equity-based compensation.   The advice and recommendations provided by FW Cook in fiscal 2017 and fiscal 2018 continue to serve as the foundation of the Committee’s approach to Executive compensation.

In setting fiscal 2020 compensation, the Committee reviewed compensation information for individuals in comparable positions at the companies in our peer group, as set forth in the proxy statements for such companies available prior to the Committee’s meeting in March 2020, as well as incremental public disclosures of fiscal 2020 pay practices made by companies in our peer group prior to the Committee’s meeting held in September 2020.  This information was compiled by management at the Committee’s request in determining the reasonableness and competitiveness of our Executive compensation practices.

The peer group utilized in setting fiscal 2020 compensation was the same peer group utilized in setting fiscal 2019 compensation and consisted of the following companies, which are similarly sized retailers, with an emphasis on footwear retailers:

Fiscal 2020 Peer Companies
Caleres, Inc.	Oxford Industries, Inc.
Citi Trends, Inc.	RTW Retailwinds, Inc. (formerly New York & Company, Inc.)
Crocs, Inc.	Sportsman’s Warehouse Holdings, Inc.
Deckers Outdoor Corporation	Steven Madden, Ltd.
Designer Brands Inc. (formerly DSW Inc.)	Tilly’s, Inc.
Hibbett Sports, Inc.

Based on data in proxy statements and related financial statements that was available in March 2020, revenues for the peer companies ranged from approximately $598 million to $3.2 billion and market capitalization values ranged from approximately $204 million to $4.3 billion.

Although the Committee reviewed the compensation data of the above peer group companies in setting fiscal 2020 Executive compensation, it did not benchmark the compensation of the Executives utilizing the peer group data.  Instead, the Committee only utilized the peer group data to determine whether the types and amount of Executive compensation were reasonable and competitive in view of the peer group data.

The peer group remained the same for setting fiscal 2021 compensation, with the exception of removing RTW Retailwinds, Inc., which has filed for bankruptcy.  Based on data in proxy statements and related financial statements that was available in March 2021, revenues for the peer companies ranged from approximately $619 million to $3.5 billion and market capitalization values ranged from approximately $252 million to $3.8 billion.

Compensation Program Components, Why Each Component is Chosen, How Each Component Relates to Our Compensation Philosophy and Objectives, and Fiscal 2020 Outcomes

The basic components of our Executive compensation program consist of base salary, annual cash incentives, long-term equity-based incentives and other benefits.  Other benefits include retirement plans, health and welfare benefits, limited perquisites and other fringe benefits.

Base Salary

The base salary component provides for fixed compensation and rewards the core competencies of each Executive relative to skill set, experience, tenure and individual performance.  Base salary serves as the base amount from which other compensation elements are determined, such as target annual cash incentives.  In general, Executives with higher levels of responsibility have a lower percentage of their total compensation fixed as base salary and a higher percentage of their total compensation as “at risk” incentive compensation.

The Committee reviews and approves salaries for the Chief Executive Officer and each of the other Executives on an annual basis or at other times as necessary to accommodate the hiring of new employees, a change in responsibilities, promotions or other considerations.  The Chief Executive Officer provides recommendations to the Committee for each of the Executives other than himself.  Recommended base salaries are reviewed and set based on a number of factors, including job responsibilities, individual industry experience, position, changes in responsibilities, individual performance, the Company's overall performance and industry data for comparable positions.  No predetermined weight is given to any of the above factors.

The fiscal 2020 base salary for each Executive was approved as follows:

	Base Salary
Name	Fiscal 2020	Percentage Increase
Clifton E. Sifford	$716,000	0.0%
W. Kerry Jackson	$583,500	0.0%
Mark J. Worden	$600,000	0.0%
Timothy T. Baker	$562,380	0.0%
Carl N. Scibetta	$530,500	0.0%

The Committee did not approve any salary increases for any of the Executives in March 2020 given the uncertainty caused by the COVID-19 pandemic.  From April 5, 2020 to May 5, 2020, these base salaries were reduced by 20% while more than 50% of our stores were closed, as reflected in the “Salary” column of the Summary Compensation Table.

Annual Cash Incentives under the Executive Incentive Compensation Plan

We utilize a performance-based cash incentive program, which is designed to reward the Executives for meeting financial goals that will lead to our long-term success.  Under our Executive Incentive Compensation Plan, which was approved by our shareholders in 2016 and was amended and restated by our Board on September 15, 2020, performance targets may be based on one or more specified business criteria. As amended in September 2020, the Executive Incentive Compensation Plan now allows for a performance period to be either the spring season (defined as the first two fiscal quarters for any year) or the fall season (defined as the third and fourth fiscal quarters for any year), in addition to one or more full fiscal years.

The Committee selects the performance period and the business criteria for performance targets, determines the threshold, target and maximum performance goals for each business criteria and sets the percentage of salary each Executive can earn for achievement of the performance goals.  The Committee utilizes financial projections prepared by management in setting the performance goals.  These projections incorporate various assumptions related to targeted comparable store sales, gross profit, new store openings, store closings and selling, general and administrative expense levels.  These projections also attempt to incorporate the known risk factors inherent with the economic retail climate and reflect both the challenges and opportunities facing the Company.

Because of the uncertainty resulting from the COVID-19 pandemic and its impact on our business, at its meeting in March 2020, the Committee decided to delay the establishment of the business criteria and the threshold, target and maximum performance goals for fiscal 2020 under our Executive Incentive Compensation Plan until later in the fiscal year.

On September 15, 2020, the Committee established the performance criteria and targets for a cash bonus payable in fiscal 2021 for all officers, including the Executives, under the Executive Incentive Compensation Plan based on our Operating Income for the third and fourth quarters of fiscal 2020.  The Operating Income business criteria was first selected by the Committee in 2017, and after considering our current business strategy, the Committee determined that using Operating Income remained appropriate for evaluating our performance for the third and fourth quarters of fiscal 2020.

The potential target bonus that could be earned by each Executive for the third and fourth quarters of fiscal 2020 compared to the target bonus that could have been earned by each Executive in fiscal 2019, each as a percentage of the Executive’s annual base salary, is as follows:

	Percentage of Annual Base Salary at Target
Name	Fiscal 2020	Fiscal 2019
Clifton E. Sifford	40%	100%
W. Kerry Jackson	24%	60%
Mark J. Worden	32%	60%
Timothy T. Baker	24%	60%
Carl N. Scibetta	24%	60%

In determining the target payout percentages for the third and fourth quarters of fiscal 2020 set forth above, the Committee took into account the percentage of the Company’s net income that has historically been earned in the first half of our fiscal year compared to the second half.

The following table sets forth the percentage of base salary, as set by the Committee on September 15, 2020, that each Executive could earn based upon the attainment of the various levels of Operating Income for the third and fourth quarters of fiscal 2020, with the use of interpolation between threshold and maximum performance.

	Percentage of Annual Base Salary
Name	(15% of Target) Threshold	Target	(150% of Target) Maximum
Clifton E. Sifford	6.0%	40.0%	60.0%
W. Kerry Jackson	3.6%	24.0%	36.0%
Mark J. Worden	4.8%	32.0%	48.0%
Timothy T. Baker	3.6%	24.0%	36.0%
Carl N. Scibetta	3.6%	24.0%	36.0%

The Committee determined that the target Operating Income for the third and fourth quarters of fiscal 2020 should be set at 107.8% of the fiscal 2019 Operating Income for the comparable period.  Upon the attainment of target Operating Income for the third and fourth quarters of fiscal 2020, or $24.7 million, each Executive would earn the target bonus.  The Committee then set the threshold at 94.4% of target Operating Income for the third and fourth quarters of fiscal 2020, or $23.3 million.  If the threshold was met, the Executives would earn an escalating bonus, as a percentage of their base salary, as Operating Income for the third and fourth quarters of fiscal 2020 exceeded the threshold amount.  With the attainment of 120% of target Operating Income for the third and fourth quarters of fiscal 2020, or $29.7 million, a 29.3% increase over fiscal 2019 Operating Income for the comparable period, each Executive would earn the maximum allowable bonus under the Executive Incentive Compensation Plan. In setting the threshold, target and maximum performance goals and payout percentages, the Committee considered our financial results in fiscal 2019, financial projections prepared by management for fiscal 2020, impacts of the COVID-19 pandemic, uncertainty of the U.S. and global economies, and challenges facing the retail industry generally.

In the third and fourth quarters of fiscal 2020, our Operating Income was $30.7 million, which was greater than the maximum level of performance.  As a result, for the third and fourth quarters of fiscal 2020, Mr. Sifford received a bonus of 60% of his base salary, Mr. Worden received a bonus of 48% of his base salary, and the other Executives received bonuses of 36% of their respective base salaries under our Executive Incentive Compensation Plan.

Additional Short-Term Bonus

The Committee may also award discretionary cash bonuses to Executives when the Committee seeks to align compensation levels more closely to market conditions or when the Committee otherwise deems appropriate.  These cash bonuses may result from work on special projects, significant accomplishments, promotions or new hire sign-on incentives.

Based on the performance of the Executives and other members of management while our stores were temporarily closed, the pace at which stores were reopened, and overall performance during the first and second quarters of fiscal 2020, on March 17, 2021, the Committee authorized a discretionary bonus to be awarded to each of the Executives.   As a percentage of their respective annual base salaries, these discretionary bonuses were 9.0% for Mr. Sifford; 7.2% for Mr. Worden; and 5.4% for the other Executives. The amounts awarded were approximately equal to the payout such Executive would have received for such fiscal quarters under the Executive Incentive Compensation Plan at the threshold level of performance, taking into account the percentage of the Company’s net income that has historically been earned in the first half of our fiscal year compared to the second half.

Long-Term Equity-Based Incentives

Equity compensation is important element in the overall compensation of our Executives and other key employees. These awards vest over time or upon the attainment of long-term goals, help to retain Executives and encourage them to manage through difficult periods and to improve our long-term performance.

Since June 13, 2017, long-term equity-based incentive awards have been granted pursuant to the 2017 Equity Plan, at the discretion of the Committee.  As of the end of fiscal 2020, all outstanding PSUs and service-based RSUs were granted pursuant to the 2017 Equity Plan, and future equity-based awards will be issued pursuant to the terms and conditions of the 2017 Equity Plan.

Because of the uncertainty resulting from the COVID-19 pandemic and its impact on our business, at its meeting on March 18, 2020, the Committee granted only service-based RSUs. However, in order to enhance retention efforts and to further align the interests of management with the interests of our shareholders, the Committee extended the vesting of the RSUs awarded in fiscal 2020, such that one-third of the RSUs will vest after two years and the remaining two-thirds will vest after three years.

The Committee, based on the recommendation of our Chairman and our Chief Executive Officer (for Executives other than himself), granted the following number of service-based RSUs to the following Executives on March 18, 2020:

Name	Number of Service-Based RSUs
Clifton E. Sifford	17,510
W. Kerry Jackson	10,502
Mark J. Worden	14,008
Timothy T. Baker	10,506
Carl N. Scibetta	10,506

For any cash dividends that we pay on the shares of our common stock while the RSUs are outstanding, as of each dividend payment date, a dollar amount of dividend equivalents will be credited to the respective Executive’s account.  When the RSUs vest and are settled, the amount of the accrued dividend equivalents will be paid in cash to the Executives.

The Committee also approved the grant of an additional 77,047 service-based RSUs to other members of management.

Aggregate Size of the Long-Term Equity Incentive Awards

In recommending equity awards to all participants for fiscal 2020, which includes the Executives and other members of management, our Chairman and our Chief Executive Officer based their recommendations on a total of approximately 1% of our then outstanding shares, with consideration given to the dilutive effect of the proposed grant.  Recommendation of the allocation of shares amongst members of management was made based on the individual’s potential for making significant contributions in the future and the relative importance of the individual’s position to others in our organization.

Even though our closing stock price on March 18, 2020 of $13.79 was considerably lower than our stock price in March 2019 when our fiscal 2019 equity-based awards were granted, the number of equity-based units granted by the Committee to the Executives and to management in the aggregate were virtually unchanged from the number of service-based RSUs and PSUs (at the target level of performance) granted in fiscal 2019.  The aggregate grant date fair value of equity-based awards granted to all of the Executives in fiscal 2020 was $869,212 compared to $2,307,955 in fiscal 2019, a reduction of 62%.

Other Benefits

We provide the Executives with health and welfare programs, a 401(k) retirement plan and employee benefit plans, programs and arrangements generally available to all employees.  We also provide the Executives, along with all of our other officers, other executive benefit programs and perquisites in order to provide a competitive executive compensation program and to foster executive retention.

The additional levels of benefits available to the Executives include an executive life insurance program, an executive long-term disability program, additional medical benefits and a nonqualified deferred compensation plan. The life insurance and long-term disability programs provide the Executives with life and disability benefits greater than the benefits available under our standard broad-based life insurance and long-term disability programs.  The additional medical benefits serve to supplement our standard health benefits program and provide additional reimbursement of out-of-pocket expenses, including co-payments and deductibles.  The nonqualified deferred compensation plan is offered to certain employees, including our Executives, who, due to Internal Revenue Service limitations, cannot defer an adequate level of replacement income for their retirement planning.  Further details on the nonqualified deferred compensation plan can be found under “Nonqualified Deferred Compensation – Non-Equity Based Compensation – Narrative Discussion.”  In addition to the benefits described above, we currently offer certain other limited perquisites, including an automobile allowance to each Executive and, for Mr. Sifford, limited personal utilization of the Company-provided aircraft.  Details of our perquisites are contained in footnote 6 to the Summary Compensation Table.

These other executive benefit programs and perquisites were not changed from fiscal 2019.

Fiscal 2021 Executive Compensation Decisions

Executive Succession

On March 18, 2021, we announced that our Board has unanimously elected Mr. Worden, our President and Chief Customer Officer, as our next President and Chief Executive Officer, effective September 30, 2021.  Mr. Worden will succeed Mr. Sifford, who will step down as our Chief Executive Officer effective September 30, 2021, but will continue to serve in the role of Vice Chairman of our Board and, in such role, will continue as an employee and executive officer.

In addition, on March 18, 2021, the Board promoted Mr. Scibetta, our Executive Vice President – Chief Merchandising Officer, to the position of Senior Executive Vice President – Chief Merchandising Officer.

Effective April 4, 2021, Marc A. Chilton succeeded Mr. Baker as our Executive Vice President – Chief Retail Operations Officer. Mr. Baker stepped away after 32 years as an operations leader for the Company.

Compensation Decisions

On March 17, 2021, the Committee set Executive compensation levels for fiscal 2021, taking into account the planned successions and promotions described above. The Committee completed its review and approval of the fiscal 2021 corporate goals and objectives relevant to Executive compensation, evaluated each Executive’s individual performance as well as their collective performance in light of the prior year internal goals and the impact of the COVID-19 pandemic on our business and operating results, and set Executive compensation for fiscal 2021 based on this evaluation.  The Committee reviewed compensation information for individuals in comparable positions at the companies in our peer group, as set forth in the proxy statements for such companies compiled by management at the Committee’s request.

In setting fiscal 2021 compensation, the Committee re-established an annual performance period for the bonuses Executives could earn for fiscal 2021 under the Executive Incentive Compensation Plan. For the equity-based awards granted to our Executives for fiscal 2021, the Committee reverted to its historical practice of granting a mix of both PSUs and service-based RSUs, but retained a longer vesting period for the service-based RSUs, which vest over a three-year period.

1.	The base salary for each Executive was set as follows:

	Annual Base Salary
Name	Fiscal 2021	Percentage Increase
Clifton E. Sifford (1)	$737,500	3.0%
W. Kerry Jackson	$601,000	3.0%
Mark J. Worden (2)	$618,000	3.0%
Timothy T. Baker	$562,380	0.0%
Carl N. Scibetta (3)	$575,000	8.4%

(1)	Mr. Sifford’s annual base salary is effective through September 30, 2021. Mr. Sifford’s compensation after September 30, 2021 is described below.

(2)	On October 1, 2021, Mr. Worden’s base salary will increase to $700,000 upon becoming our Chief Executive Officer.

(3)	The increase in Mr. Scibetta’s base salary was to reflect his increased responsibilities in connection with his promotion to Senior Executive Vice President – Chief Merchandising Officer.

From October 1, 2021 through December 31, 2021, Mr. Sifford will receive $25,000 per month as compensation for his service as Vice Chairman of the Board. Commencing in 2022, Mr. Sifford will receive a base salary of $300,000 per year for his service as Vice Chairman of the Board, payable one-half in cash and one-half in an equity award that will be granted on the date of the annual shareholders’ meeting, which award will vest on January 2nd in the year following the grant.

2.

Performance-based bonuses for fiscal 2021 will be awarded pursuant to the Executive Incentive Compensation Plan.  The Committee selected our Operating Income for the fiscal year ended January 29, 2022 as the business criteria for all officers included in the Executive Incentive Compensation Plan.  The Committee established the threshold, target and maximum performance levels.  Payout for performance between threshold and target, and between target and maximum Operating Income will be interpolated.  The Committee, at its March 2022 meeting, will review our financial results against these goals.

In setting the payout percentages for fiscal 2021, the Committee reverted to the payout percentages utilized in fiscal 2019, except for Mr. Worden.  Mr. Worden’s payout percentages through September 30, 2021 increased from those utilized in fiscal 2019 because of his promotion to the position of President and Chief Customer Officer after fiscal 2019 payout percentages were set, and his payout percentages will further increase for the period from October 1, 2021 through the end of the fiscal year upon becoming our Chief Executive Officer.

The following table sets forth the percentage of salary each Executive could earn in fiscal 2021 based upon the attainment of the various levels of Operating Income.

	Percentage of Annual Base Salary
Name	Threshold	Target	Maximum
Clifton E. Sifford	15%	100%	150%
W. Kerry Jackson	9%	60%	90%
Mark J. Worden (through 9/30/2021)	12%	80%	120%
Mark J. Worden (from 10/1/2021 through fiscal year end)	15%	100%	150%
Carl N. Scibetta	9%	60%	90%

Any bonus earned by Mr. Sifford for fiscal 2021 will be prorated based on the eight months he will serve as Chief Executive Officer. Mr. Baker will not participate in the Executive Incentive Compensation Plan in fiscal 2021.

3.

For the fiscal 2021 annual equity grants, the Committee determined to revert to its historical practice of granting a combination of PSUs and service-based RSUs to members of our management, including our Executives.  The Committee wanted to ensure that the majority of the grants to our Executives would be subject to performance-vesting conditions; therefore, consistent with fiscal 2019 and fiscal 2018, the Committee determined that approximately 75% of the total dollar value of the equity awards granted to the Executives would be PSUs (at the target level of performance) and approximately 25% would be service-based RSUs.  In March 2021, the Committee granted the following target number of PSUs and service-based RSUs to the following Executives:

Name	Target Number of PSUs	Number of Service-Based RSUs
Clifton E. Sifford	5,632	1,877
W. Kerry Jackson	6,602	2,201
Mark J. Worden	8,448	2,816
Carl N. Scibetta	6,602	2,201

Mr. Baker did not receive an equity grant in fiscal 2021.

The fiscal 2021 PSUs may be earned based on net income per diluted share for fiscal 2021. Given the continued volatility in the retail industry, the Committee decided to measure net income per diluted share over a one-fiscal-year period, consistent with fiscal 2019 and fiscal 2018. After taking into consideration the potential dilutive effect of the PSUs on our shareholders, the Committee decided to provide a range of goals at threshold, target, and maximum levels, and set the percentage of the target number of PSUs that may be earned at 25% at the threshold level of performance and 125% at the maximum level of performance, also consistent with fiscal 2019 and 2018.  Payout for performance between threshold and target, and between target and maximum net income per diluted share will be interpolated. Performance below the threshold level will result in forfeiture of all of the PSUs.  One-half of any earned PSUs will vest on March 31, 2022 and the remaining one-half will vest on March 31, 2023, provided that the Executive maintains continuous service with us through such dates.

With respect to the service-based RSUs, one-third vest on each of following dates:  March 31, 2022, March 31, 2023, and March 31, 2024, provided that the Executive maintains continuous service with us through such dates.

In recommending equity awards to all participants, including non-Executives, our Chairman and our Chief Executive Officer ensured that the total number of shares to be issued to all participants pursuant to the PSUs and RSUs was not more than 1% of our then outstanding shares (at the target level of performance for the PSUs), with consideration given to the dilutive effect of the proposed grant and the current market price of our common stock.  The actual number of shares that could be issued pursuant to the PSUs and RSUs granted in

March 2021 was approximately 0.75% of our then outstanding shares (at the target level of performance for the PSUs).   Recommendation of the allocation of shares amongst members of management was based on the individual’s potential for making significant contributions in the future and the relative importance of the individual’s position to others in our organization.

4.

For fiscal 2021, Mr. Sifford will be eligible for limited personal utilization of the Company-provided aircraft through September 30, 2021, and Mr. Worden will be eligible for limited personal utilization of the Company-provided aircraft commencing October 1, 2021.  The other executive benefit programs and perquisites described above under “Compensation Program Components, Why Each Component Is Chosen, How Each Component Relates to Our Compensation Philosophy and Objectives and Fiscal 2020 Outcomes — Other Benefits” were not changed from fiscal 2020.

Termination and Change in Control Arrangements

We have entered into an employment and noncompetition agreement with each of our Executives, which specifies various payments to be made to the Executive in the event that employment is terminated, including upon a qualifying termination following a change in control.  We believe the severance benefits payable under these agreements are competitive with general industry practices and that these agreements serve to ensure the continued dedication of the Executive team and minimize the likelihood of the transfer of trade secrets to our direct competitors.

On April 7, 2021, Mr. Sifford entered into an amendment to his Amended and Restated Employment and Noncompetition Agreement, dated December 11, 2008.  On April 5, 2021, Mr. Jackson entered into an amendment to his Amended and Restated Employment and Noncompetition Agreement, dated December 11, 2008.  On March 18, 2021, Mr. Baker entered into a Severance and Release Agreement setting forth the benefits he was entitled to under his Amended and Restated Employment Agreement and Noncompetition Agreement dated December 11, 2008 and the 2017 Equity Plan upon his departure from the Company on April 3, 2021.  Mr. Worden entered into an Employment and Noncompetition Agreement on September 10, 2018.  Mr. Scibetta entered into an Employment and Noncompetition Agreement on December 4, 2012.  The employment agreements with each Executive, as amended, are similar in form and content; however, the amount of payments can vary by Executive and the nature of the termination.

With Mr. Baker’s recent departure from the Company and the recent amendments to Mr. Sifford’s and Mr. Jackson’s employment agreements, none of the employment agreements with our Executives obligate the Company to pay the Executive a gross up payment equal to the excise and other taxes he might otherwise owe pursuant to Section 4999 of the Internal Revenue Code upon a change in control. Instead, the employment agreements with our Executives currently provide that, in the event of an “excess parachute payment,” the aggregate payments and benefits otherwise constituting the parachute payment may be reduced in order to eliminate the impact of the excise tax under Section 4999 of the Internal Revenue Code if such reduction would result in a higher net payment to the Executive.  We have not utilized an “excise tax gross up” provision in our employment agreements for some time and have no intention of reintroducing one.

Further information on our termination and change in control arrangements is contained under the section “Termination and Change in Control Arrangements” below.

Stock Ownership Guidelines

Under our stock ownership guidelines, which were adopted by our Board effective in June 2013 and amended by our Board in March 2017 and March 2021, our non-employee directors are required to own shares valued at five times their annual Board cash retainer.  Our Chairman of the Board, our Vice Chairman and our Chief Executive Officer are each required to own shares valued at three times their annual base salary, with all other Executives required to own shares valued at two times their annual base salary.  For the purposes of these guidelines, shares directly owned without any restrictions, shares owned through our Employee Stock Purchase Plan and shares owned directly by members of the director’s or executive officer’s immediate family who share the same household or any trust for the benefit of the director’s or executive officer’s immediate family members count toward the ownership requirements.  Unvested and vested shares of restricted stock, RSUs or PSUs awarded as a new hire inducement are not counted toward the ownership requirements unless, in the case of the Chief Executive Officer, he or she elects, in his or her sole discretion, to have such inducement award count toward the requirements.

Unless otherwise determined by the Committee, until an executive officer or director has reached his or her ownership requirement described above, he or she must retain 50% of the net-after tax shares received upon the exercise, vesting or settlement of any form of equity-based compensation award. This retention requirement does not apply to any restricted stock or units awarded as an inducement to a newly hired executive officer unless, in the case of the Chief Executive Officer, he or she has elected to count such inducement award toward the ownership requirements.

The value of stock holdings is determined based on the average daily closing price of our common stock during the 30-day period ending on the date of valuation determination.  The Committee is responsible for monitoring the application of the stock ownership guidelines and evaluating whether each executive officer and director has met his or her ownership goal annually.  The Committee reviewed the current ownership valuation for each of our executive officers and directors at its March 2021 meeting, using a valuation date of January 30, 2021, our fiscal 2020 year end.  Of our Executives and directors, Ms. Guthrie and Messrs. Weaver, Aschleman, Kleeberger, Tomm, Wood, Sifford, Jackson, Baker and Scibetta met the ownership requirements, as amended, as of that valuation date.

Policy on Hedging and Pledging of Common Stock

Pursuant to our Corporate Governance Guidelines, our directors and executive officers are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.  In addition, our directors and executive officers are prohibited from (a) purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities that such individual holds, directly or indirectly, whether or not such Company securities were acquired as part of such individual’s compensation; and (b) conducting short sales of Company securities.  This restriction does not preclude our directors and executive officers from engaging in general portfolio diversification or investing in broad-based index funds.

Other Compensation-Related Matters

Section 409A of the Internal Revenue Code provides certain requirements for deferred compensation arrangements.  Those requirements, among other things, limit flexibility with respect to the time and form of payment of deferred compensation.  We made modifications to our plans and our employment and noncompetition agreements with our Executives such that payments or awards under those arrangements either are intended to not constitute “deferred compensation” for Section 409A purposes (and will thereby be exempt from Section 409A’s requirements) or, if they constitute “deferred compensation,” are intended to comply with the Section 409A statutory provisions and final regulations.

The Sarbanes-Oxley Act of 2002 subjects our Chief Executive Officer and our Chief Financial Officer to forfeiture of incentive compensation and profits from the sale of stock in the event of an accounting restatement associated with non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws.  Our Committee has not adopted any additional forfeiture provisions for incentive compensation relating to accounting restatements at this time.

Compensation Committee Report

We have reviewed and discussed with Company management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Exchange Act.  Based on the review and discussion referred to above, we recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended January 30, 2021 and our proxy statement for the 2021 annual meeting of shareholders for filing under the Exchange Act.

Compensation Committee

James A. Aschleman (Chair)

Andrea R. Guthrie

Kent A. Kleeberger

Charles B. Tomm

Joseph W. Wood

Compensation-Related Risk Assessment

In March 2021, our Compensation Committee reviewed our compensation policies and practices for all employees, including our Executives, and the risks that could arise from our compensation policies and practices.  As part of the Compensation Committee’s review, it noted the following factors that reduce the likelihood of excessive risk-taking:

•	Our overall compensation levels are competitive with the market.
•	There is a balanced mix of cash and equity and annual and longer-term incentive compensation.
•

While the performance criteria used under our Executive Incentive Compensation Plan has been Operating Income achieved in a particular fiscal year (or in the instance of fiscal 2020, part of a fiscal year), the overall compensation of our Executives is not overly weighted toward this metric.

•

Our Executive Incentive Compensation Plan has payouts at multiple levels of performance.  Assuming achievement of at least a minimum level of performance, payouts under the Executive Incentive Compensation Plan results in at least some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.  The maximum bonus percentage payable under the Executive Incentive Compensation Plan for fiscal 2021 is also capped at percentages of the Executives’ annualized base salary to protect against disproportionately large short-term incentives.

•

The Compensation Committee has the discretion to change performance-based awards when it determines that such adjustments would be appropriate based on our interests and the interests of our shareholders.

•	We currently do not grant stock options to our Executives.
•

The performance-based equity awards granted to our Executives vest based on our attainment of certain diluted net income per share targets, aligning the interests of our Executives with those of our shareholders.  Our PSUs granted in fiscal 2019 were, and our PSUs granted in fiscal 2021 will be, earned at multiple levels of performance, rather than an “all-or-nothing” approach.

•	Our equity awards are generally limited to one percent of the current outstanding shares, which limits dilution and the equity-based compensation in periods when our stock price is low.
•	Stock ownership guidelines applicable to all non-employee directors and all executive officers further align the interests of our Executives with those of our shareholders.
•

Pursuant to our Corporate Governance Guidelines, our directors and executive officers are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.  In addition, our directors and executive officers are prohibited from (a) purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities that such individual holds, directly or indirectly, whether or not such Company securities were acquired as part of such individual’s compensation; and (b) conducting short sales of Company securities.

Some of our non-executive employees are eligible to receive bonus and equity awards.  With respect to the non-executive officer employees who receive bonus awards or performance-based equity awards, the performance criteria and targets are not unreasonable or clearly unattainable without excessive risk-taking.  For those non-executive employees who are eligible to receive service-based equity awards, the equity awards typically vest in full after two years or, in the case of the service-based RSUs granted in fiscal 2020, one-third after two years and two-thirds after three years.

Based on these factors, the Compensation Committee believes that our compensation policies and practices encourage behaviors that are aligned with the Company’s long-term interests, and that any short-term incentives do not make up a significant portion of compensation and do not encourage our employees to take risks for short-term gain.  As a result, the Compensation Committee determined that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following table sets forth a summary of the compensation paid by us for services rendered in all capacities to us by each of our Executives for fiscal 2020, fiscal 2019 and fiscal 2018.

Name and Principal Position	Fiscal Year (1)	Salary(2)	Bonus (3)	Stock Awards (4)	Non-Equity Incentive Plan Compensation (5)	All Other Compensation (6)	Total
Clifton E. Sifford, Vice Chairman and Chief Executive Officer	2020	$702,231	$64,440	$241,463	$429,600	$120,361	$1,558,095
	2019	$716,000	$-	$687,508	$722,802	$298,158	$2,424,468
	2018	$695,250	$-	$705,011	$1,042,875	$140,539	$2,583,675
W. Kerry Jackson, Senior Executive Vice President – Chief Financial and Administrative Officer and Treasurer	2020	$572,279	$31,509	$144,822	$210,060	$75,660	$1,034,330
	2019	$583,500	$-	$441,858	$353,426	$177,871	$1,556,655
	2018	$566,500	$-	$456,092	$509,850	$53,948	$1,586,390
Mark J. Worden, President and Chief Customer Officer(7)	2020	$588,462	$43,200	$193,170	$288,000	$59,597	$1,172,429
	2019	$552,000	$31,760	$392,863	$321,324	$21,586	$1,319,533
	2018	$207,981	$100,000	$822,000	$187,183	$48,165	$1,365,329
Timothy T. Baker, Executive Vice President – Chief Retail Operations Officer(8)	2020	$551,565	$30,369	$144,878	$202,457	$53,926	$983,195
	2019	$562,500	$-	$392,863	$340,634	$111,986	$1,407,983
	2018	$546,000	$-	$373,251	$491,400	$22,529	$1,433,180
Carl N. Scibetta, Executive Vice President – Chief Merchandising Officer	2020	$520,298	$28,647	$144,878	$190,980	$62,225	$947,028
	2019	$530,500	$-	$392,863	$321,324	$146,028	$1,390,715
	2018	$515,000	$-	$373,251	$463,500	$48,829	$1,400,580

(1)	Our fiscal year is a 52/53 week year ending on the Saturday closest to January 31. Fiscal years 2020, 2019 and 2018 were each 52-week years.

(2)

For fiscal 2020, for the period from April 5, 2020 through May 5, 2020, each Executive incurred at 20% temporary reduction in base salary while 50% of our stores were closed due to the COVID-19 pandemic.

For Mr. Worden, his salary in fiscal 2019 reflects a base salary of $530,500 for the period from February 3, 2019 to September 18, 2019 and a base salary of $600,000 for the period from September 19, 2019 to February 1, 2020.

The amounts in this column reflect the salary earned by the Executive in each respective fiscal year.  Fiscal 2019 included 27 pay periods, as compared to the standard 26 pay periods in fiscal 2020 and fiscal 2018 for our Executives, who are all paid bi-weekly.  As a result, actual salaries paid in fiscal 2019 were approximately 3.7% higher than that presented for Messrs. Sifford, Jackson, Baker, and Scibetta for fiscal 2019 reflected in this column and approximately 4% higher for Mr. Worden, given his mid-year pay increase noted above.

(3)

For fiscal 2020, the amount for each Executive represents an additional bonus in recognition of the Executive’s contributions to our financial performance for the first half of fiscal 2020, for which no performance measures were established under the Executive Incentive Compensation Plan.  See “Compensation Discussion and Analysis ― Compensation Program Components, Why Each Component is Chosen, How Each Component Relates to Our Compensation Philosophy and Objectives, and Fiscal 2020 Outcomes ― Additional Short-Term Bonus” for more information regarding these bonuses.

For fiscal 2019, the amount for Mr. Worden represents an additional bonus in recognition of his contributions to our financial performance in fiscal 2019 and to reflect that his payout under the Executive Incentive Compensation Plan for fiscal 2019 did not take into consideration his increased base salary, which became effective on September 19, 2019 when he was promoted to the position of President and Chief Customer Officer.

For fiscal 2018, the amount for Mr. Worden represents a one-time new hire cash sign-on bonus.

(4)

Amounts reflect the aggregate grant date fair value of performance-based and service-based equity awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”).  The grant date fair value of each performance-based award was computed based on the level of performance that was deemed probable on the grant date, which was the target level of performance for the PSUs granted in fiscal 2019 and fiscal 2018. Only service-based RSUs were granted in fiscal 2020.

Disclosure of the relevant assumptions related to the valuation of awards is provided in the Notes to the Consolidated Financial Statements as contained in Part II, Item 8 of our Annual Report on Form 10-K for the year ended January 30, 2021.

(5)

GAAP Operating Income achieved for the third and fourth quarters of fiscal 2020 was $30.7 million, which exceeded the maximum level of performance.  As a result, the maximum bonus was paid at 60% of base salary for Mr. Sifford, 48% of base salary for Mr. Worden, and 36% of base salary for the other Executives.

GAAP Operating Income achieved for fiscal 2019 was $54.2 million, which slightly exceeded the target level of performance.  As a result, an interpolated bonus between target and maximum was paid at approximately 101.0% of base salary for Mr. Sifford and approximately 60.6% of base salary for the other Executives.

GAAP Operating Income achieved for fiscal 2018 was $49.8 million, which exceeded the established maximum level of performance.  As a result, the maximum bonus was paid to each Executive.  Mr. Worden’s bonus was based on his prorated base salary paid during fiscal 2018.

(6)

We provide Executives with health and welfare programs, a 401(k) retirement plan, and employee benefit plans, programs and arrangements generally available to all employees.  We also provide Executives with other executive benefit programs and perquisites.  Perquisites and personal benefits received by the Executives in fiscal 2020 included:

•        Reimbursements under our Executive medical plan, the value of which is included in the chart below ;

•        An automobile allowance of $1,100 per month for each Executive;

•        For Mr. Worden, the reimbursement of certain expenses incurred in connection with his relocation to Evansville, Indiana; and

•        For Mr. Sifford, limited personal utilization of the Company-provided aircraft, the value of which is based on the incremental cost of utilization.

In fiscal 2020, two Executives received an individual prerequisite in excess of $25,000.  For Mr. Sifford, the incremental cost for his utilization of the Company-provided aircraft totaled $47,873. Mr. Worden was reimbursed $40,815 for expenses he incurred in relocating to Evansville, Indiana.

The amounts in this column for fiscal 2020  include (a) matching contributions made by us under our 401(k) and deferred compensation plans; (b) the discount on the Executive’s purchases under the Employee Stock Purchase Plan; (c) reimbursements under our Executive medical plan; (d) premiums on the Executive’s life and long-term disability insurance; (e) cash dividends not subject to forfeiture that were paid to the Executive on shares of unvested restricted stock; and (f) cash dividends and dividend equivalents subject to forfeiture that were paid to the Executive upon the vesting of PSUs, RSUs and restricted stock.  These amounts are detailed in the following table:

	401(k) Match	Deferred Compensation Plan Match	Discount under the Employee Stock Purchase Plan	Medical Plan Reimbursements	Life Insurance Premiums	Long-term Disability Insurance Premiums	Cash Dividends and Dividend Equivalents on Restricted Stock, PSUs and RSUs
Clifton E. Sifford	$5,245	$28,617	$882	$556	$534	$900	$22,554
W. Kerry Jackson	$5,287	$37,556	$-	$3,733	$534	$900	$14,450
Mark J. Worden	$945	$-	$-	$1,094	$534	$900	$2,109
Timothy T. Baker	$1,131	$20,818	$882	$4,581	$504	$900	$11,910
Carl N. Scibetta	$5,333	$29,373	$-	$975	$534	$900	$11,910

(7)	Mr. Worden began his employment with us on September 10, 2018 and was designated by our Board as an executive officer as of such date.

(8)	Mr. Baker’s employment with us ended on April 3, 2021.

Grants of Plan-Based Awards

The following table sets forth information with respect to the non-equity and equity grants of plan-based awards made during the last fiscal year to each Executive.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(#)			All Other Stock Awards: Number of Shares of Stock or Units (2)	Grant Date Fair Value of Stock and Option Awards (3)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Clifton E. Sifford	03/18/20				-	-	-	17,510	$241,463
		$42,960	$286,400	$429,600
W. Kerry Jackson	03/18/20				-	-	-	10,502	$144,823
		$21,006	$140,040	$210,060
Mark J. Worden	03/18/20				-	-	-	14,008	$193,170
		$28,800	$192,000	$288,000
Timothy T. Baker	03/18/20				-	-	-	10,506	$144,878
		$20,245	$134,971	$202,457
Carl N. Scibetta	03/18/20				-	-	-	10,506	$144,878
		$19,098	$127,320	$190,980

(1)

Represents the amount each Executive could have earned based upon the attainment of various target levels of GAAP Operating Income for the third and fourth quarters of fiscal 2020 under the Executive Incentive Compensation Plan.  The material terms of the Executives' bonus awards under the Executive Incentive Compensation Plan are described in the section “Compensation Discussion and Analysis ― Compensation Program Components, Why Each Component is Chosen, How Each Component Relates to Our Compensation Philosophy and Objectives, and Fiscal 2020 Outcomes ― Annual Cash Incentives under the Executive Incentive Compensation Plan.”  For fiscal 2020, GAAP Operating Income for the third and fourth quarters exceeded the maximum level of performance.  As a result, for fiscal 2020, the Executives received the maximum bonus as noted in this chart under our Executive Incentive Compensation Plan.

(2)

Represents service-based RSUs granted to the Executives on March 18, 2020 under the 2017 Equity Plan.  The material terms of these RSU grants are described in the section “Compensation Discussion and Analysis ― Compensation Program Components, Why Each Component is Chosen, How Each Component Relates to Our Compensation Philosophy and Objectives, and Fiscal 2020 Outcomes ― Long-Term Equity-Based Incentives.”

(3)	The grant date fair value assigned to these awards was calculated in accordance with ASC 718, using the closing market price of our common stock on the grant date, which was $13.79.

Option Exercises and Stock Vested

The following table sets forth for each Executive information with respect to the value realized upon the vesting of stock and stock units during the fiscal year ended January 30, 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Clifton E. Sifford	-	$-	39,292	$820,560
W. Kerry Jackson	-	$-	25,191	$526,036
Mark J. Worden	-	$-	6,296	$130,768
Timothy T. Baker	-	$-	20,997	$438,369
Carl N. Scibetta	-	$-	20,997	$438,369

(1)

Amount was calculated by multiplying the number of shares vesting by the closing price of our common stock on the vesting date or, if not a trading day, the last trading day preceding the vesting date.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information with respect to the outstanding equity awards for each Executive at the end of the fiscal year ended January 30, 2021.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)
Clifton E. Sifford
	04/09/18 (2)	2,525	$118,650
	03/20/19 (3)	2,691	$126,450
	03/20/19 (4)	8,329	$391,380
	03/18/20 (5)	17,510	$822,795
W. Kerry Jackson
	04/09/18 (2)	1,634	$76,782
	03/20/19 (3)	1,729	$81,246
	03/20/19 (4)	5,353	$251,537
	03/18/20 (5)	10,502	$493,489
Mark J. Worden
	09/10/18 (6)	13,334	$626,565
	03/20/19 (3)	1,538	$72,271
	03/20/19 (4)	4,759	$223,625
	03/18/20 (5)	14,008	$658,236
Timothy T. Baker
	04/09/18 (2)	1,337	$62,826
	03/20/19 (3)	1,538	$72,271
	03/20/19 (4)	4,759	$223,625
	03/18/20 (5)	10,506	$493,677
Carl N. Scibetta
	04/09/18 (2)	1,337	$62,826
	03/20/19 (3)	1,538	$72,271
	03/20/19 (4)	4,759	$223,625
	03/18/20 (5)	10,506	$493,677

(1)			The value of the shares that have not vested was computed utilizing $46.99, the closing price of our common stock on Friday, January 29, 2021.
(2)

Represents service-based RSUs granted on April 9, 2018 under the 2017 Equity Plan, which vest in three equal annual installments.  This amount represents the remaining one-third of such service-based RSUs that vested on March 31, 2021.

(3)

Represents service-based RSUs granted on March 20, 2019 under the 2017 Equity Plan, which vest in two equal annual installments.  This amount represents the remaining half of such service-based RSUs that vested on March 31, 2021.

(4)

Represents the remaining half of the PSUs granted under the 2017 Equity Plan on March 20, 2019, which were earned based on our actual net income per diluted share for fiscal 2019.  These remaining PSUs vested on March 31, 2021.

(5)

Represents service-based RSUs granted on March 18, 2020 under the 2017 Equity Plan. One-third of these RSUs will vest on March 31, 2022 and the remaining two-thirds will vest on March 31, 2023, provided the Executive maintains continuous service with us through such date.

(6)

Represents a one-time sign-on award of service-based RSUs granted to Mr. Worden under the 2017 Equity Plan upon the commencement of his employment with us.  One-third of these service-based RSUs vested on September 10, 2019.  This amount represents the remaining two-thirds of such service-based RSUs that will vest on September 10, 2021, provided Mr. Worden maintains continuous service with us through such date.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding grants and shares available for grant under our existing equity compensation plans, including our 2017 Equity Plan and our Employee Stock Purchase Plan.  All information is as of January 30, 2021.

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders (1)	258,139	(2)	$-	(3)	579,695	(4)
Equity compensation plans not approved by security holders (5)	-		-		-
Total	258,139	(2)	$-	(3)	579,695	(4)

(1)	Includes the 2017 Equity Plan and the Employee Stock Purchase Plan.

(2)

Represents shares that may be issued pursuant to outstanding RSUs and PSUs granted under the 2017 Equity Plan. These shares include 1,631 shares that were issued to participants on March 31, 2021 upon the vesting of PSUs for which the performance condition was satisfied prior to January 30, 2021 and the service condition was satisfied on March 31, 2021.

(3)	The RSUs and PSUs, once vested, convert into shares of our common stock on a one-for-one basis for no additional consideration.

(4)

These shares include 517,808 shares available for future issuance under the 2017 Equity Plan.  The number of shares available for future issuance under the 2017 Equity Plan has been reduced by the 1,631 shares described in Note 2. These shares also include 61,887 shares available for future issuance under the Employee Stock Purchase Plan.

(5)	We do not maintain any equity compensation plans that have not been approved by our shareholders.

Equity Based Compensation – Narrative Discussion

On March 22, 2017, our Board of Directors approved the 2017 Equity Plan, subject to shareholder approval, and on June 13, 2017, our shareholders approved the 2017 Equity Plan.  Upon approval of the 2017 Equity Plan by our shareholders, no further awards were permitted to be made under any predecessor plans. The Compensation Committee administers and grants equity incentive awards under the 2017 Equity Plan. The 2017 Equity Plan provides for the grant of incentive awards in the form of stock units, restricted stock, stock appreciation rights (“SARs”), stock options, and other equity-based awards to our employees, consultants, advisors and non-employee directors.  A maximum of 1,000,000 shares of our common stock are available for issuance under the 2017 Equity Plan. Any shares of our common stock subject to an award under the 2017 Equity Plan, or to an award granted under a predecessor plan that was outstanding when the 2017 Equity Plan was approved, that expires, is canceled or forfeited, or is settled for cash will, to the extent of such cancellation, forfeiture, expiration or cash settlement, automatically become available for future awards under the 2017 Equity Plan. However, any shares tendered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any award, any shares repurchased by us using option exercise proceeds and any shares subject to a SAR award that are not issued in connection with the stock settlement of the SAR award on its exercise may not be used again for future awards under the 2017 Equity Plan. Each share of common stock that again becomes available for awards will correspondingly increase the share reserve by the same number of shares by which the share reserve was decreased upon the grant of the applicable award.

The 2017 Equity Plan also provides that participants receiving awards under the plan must adhere to certain confidentiality and non-solicitation terms set forth in the plan. If a participant violates any of the confidentiality, non-solicitation terms or other restrictive covenant obligations set forth in the 2017 Equity Plan or otherwise, any unvested equity awards will automatically be forfeited and canceled, and we have the sole discretion to claw back any value received by the participant from any restricted stock, stock units or other equity-based awards that vested or any options or SARs that were exercised within one year of the time of the violation.

Nonqualified Deferred Compensation

The following table sets forth, for each Executive that has chosen to participate in our nonqualified deferred compensation plan, information on the nonqualified deferred compensation plan with respect to deferrals, our match, earnings and distributions made during fiscal 2020, along with the ending account balance at January 30, 2021.  Mr. Worden has chosen not to participate in this plan.

	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals and Distributions	Aggregate Balance at Last Fiscal Year End
Clifton E. Sifford	$125,000	$28,617	$307,035	$-	$3,224,172
W. Kerry Jackson	$75,112	$37,556	$(174,475)	$-	$1,664,911
Timothy T. Baker	$96,154	$20,818	$134,763	$-	$1,502,751
Carl N. Scibetta	$69,416	$29,373	$81,740	$-	$765,809

(1)	These amounts deferred are included in the Summary Compensation Table in the Salary column for fiscal 2020.

(2)	These amounts are included in the All Other Compensation column in the Summary Compensation Table for fiscal 2020.

(3)	The amounts shown in this column are not reported as compensation in the Summary Compensation Table, as they do not represent above-market or preferential earnings on deferred compensation.

Non-Equity Based Compensation – Narrative Discussion

The Pension Benefits Table has been excluded, as we do not have a defined benefit plan.  On February 24, 1994, our Board approved the Shoe Carnival Retirement Savings Plan.  The primary savings mechanism is a 401(k) plan.  Further information regarding the Shoe Carnival Retirement Savings Plan can be found in Note 10 of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended January 30, 2021.

In fiscal 2000, we established a nonqualified deferred compensation plan for highly compensated employees who, due to Internal Revenue Service limitations, cannot defer an adequate level of replacement income for their retirement planning.

Features of the plan include:

•	On a calendar year basis, participants elect to defer, on a pre-tax basis, a specific portion of their base salary and/or bonus earned up to a maximum of $150,000 per calendar year.

•

Deferrals on a participant’s bonus are credited to the plan year in which the bonus was earned, which, in most cases, is the plan year preceding the year in which the bonus was paid.  As a result, the amounts included in the “Executive Contributions in Last Fiscal Year” column in the Nonqualified Deferred Compensation table may exceed the maximum deferral amount per calendar year described in the preceding bullet point.

•

The compensation deferred under this plan is credited with earnings or losses on a daily basis and measured by the rate of return on investments elected by plan participants similar to those available under our 401(k) plan.  These services are provided by a third-party provider.

•

While not required to, we can match a portion of the participant’s contributions, which are then subject to immediate, one-year or two-year vesting requirements depending on the length of service of the participant.

•	Benefits are paid to participants upon death, disability, retirement, financial hardship or termination of employment based on each participant’s pre-selected payout schedule.

•

Designated future in-service distributions may be taken two years after the year of deferral and must be requested a minimum of two years in advance.  The amount of the distribution is restricted to the maximum of the actual deferral amount and vested employer match if elected for the specific year, adjusted by any investment gain or loss.

•	The plan is currently unfunded.

Termination and Change in Control Arrangements

We have entered into employment and noncompetition agreements with each of our Executives (collectively, the “Agreements”).  Mr. Sifford’s Agreement and Mr. Jackson’s Agreement, each dated December 11, 2008, were amended on April 7, 2021 and April 5, 2021, respectively. The Agreement with Mr. Scibetta was executed on December 4, 2012, and the Agreement with Mr. Worden was executed on September 10, 2018.  The Agreement with Mr. Baker was entered into on December 11, 2008.  The Agreement with each Executive, as amended, are similar in form and content; however, the amount of payments can vary by Executive and the nature of the termination.  After the recent amendments to Mr. Sifford’s and Mr. Jackson’s Agreements and Mr. Baker’s departure, none of the Agreements with our Executives obligate the Company to pay the Executives an excise tax gross up payment upon a change in control.

The terms of the Agreements for Messrs. Sifford, Jackson and Scibetta are, and for Mr. Baker was, through January 31, 2022, and the term of Mr. Worden’s Agreement is through September 10, 2021 (such terms, including any extension, are referred to as the “Terms”).  The Agreements are subject to early termination as provided in the Agreements.  The Agreements shall be renewed automatically for successive terms of one year each unless either party provides written notice of non-renewal to the other party not more than 90 days and not less than 30 days before the end of the then current Term for Messrs. Sifford, Jackson, Baker and Scibetta, and at least 30 days before the end of the then current Term for Mr. Worden.  No such notification was given by any party prior to January 31, 2021.

The Agreements provide for an annual base salary and entitle the Executive to participate in our Executive Incentive Compensation Plan, and in any successor plan adopted by us from time to time.  Such Executives are also entitled to participate in any and all employee benefit plans.  Under each of the Agreements, employment will terminate upon death, and may be terminated by us upon the disability of such Executive, or by us for cause or without cause.  Each such Executive may terminate employment voluntarily or with good reason.

Under the Agreements with Messrs. Sifford, Jackson, Baker and Scibetta, “cause” is defined as any one or more of the following actions by the respective Executive:

•	conviction for a felony or other crime involving moral turpitude;

•	engaging in illegal conduct or gross misconduct which is injurious to us;

•	engaging in any fraudulent or dishonest conduct in their dealings with, or on behalf of us;

•

failure or refusal to follow the lawful and reasonable instructions of our Chief Executive Officer, President, or other executive officer to whom each Executive reports, and for Mr. Sifford our Board, if such failure or refusal continues for a period of 10 days after we deliver to such Executive a written notice stating the instructions which such Executive has failed or refused to follow;

•	material breach of any of his obligations under the Agreement;

•	material breach of our policies;

•	use of alcohol or drugs which interferes with the performance of his duties for us or which compromises our integrity or reputation; or

•	engaging in any conduct tending to bring us into public disgrace or disrepute.

Under the Agreement with Mr. Worden, “cause” is defined as any one or more of the following actions by Mr. Worden:

•	failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness);

•	embezzlement, misappropriation or fraud, whether or not related to his employment with us;

•	conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony or other crime involving moral turpitude;

•	engaging in dishonesty, illegal conduct or gross misconduct which is in each case injurious to us or our affiliates;

•	failure or refusal to comply with any lawful and reasonable instructions of our Chief Executive Officer or other executive officer to whom he reports;

•	material breach of any of his obligations under the Agreement;

•	material breach of our policies;

•	use of alcohol or drugs which interferes with the performance of his duties for us or which compromises our integrity or reputation; or

•	engaging in any conduct tending to bring us into public disgrace or disrepute.

In addition, “good reason” under all of the Agreements is defined as the occurrence, without the Executive's written consent, of a material reduction by us in the Executive's base salary.

The following tables set forth the estimated payment Messrs. Sifford, Jackson, Worden and Scibetta would receive from us under each of the specific triggering events and assumes that the triggering event took place on January 30, 2021, the last day of our most recently completed fiscal year, but takes into account the April 2021 amendments to Mr. Sifford’s and Mr. Jackson’s Agreements to eliminate the excise tax gross up provision that existed in their respective Agreements prior to such amendments.

Clifton Sifford

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$-	$393,800	$-	$-
Cash severance (2)	-	1,074,000	-	2,219,600
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	79,600	-	79,600
Equity awards, accelerated vesting (5) (6) (7)	1,426,659	1,067,895	-	1,459,274
Total	$1,426,659	$2,615,295	$-	$3,760,974

Kerry Jackson

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$-	$320,925	$-	$-
Cash severance (2)	-	875,250	-	1,808,850
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	79,600	-	79,600
Equity awards, accelerated vesting (5) (6) (7)	882,092	651,516	-	903,054
Total	$882,092	$1,927,291	$-	$2,794,004

Mark Worden

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$-	$330,000	$-	$-
Cash severance (2)	-	900,000	-	1,860,000
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	47,800	-	47,800
Equity awards, accelerated vesting (5) (6) (7)	1,562,061	1,235,239	-	1,580,697
Total	$1,562,061	$2,513,039	$-	$3,490,997

Carl Scibetta

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$-	$291,775	$-	$-
Cash severance (2)	-	795,750	-	1,644,550
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	47,800	-	47,800
Equity awards, accelerated vesting (5) (6) (7)	833,763	628,773	-	852,399
Total	$833,763	$1,764,098	$-	$2,547,249

(1)

The bonus for year of separation would be paid in a lump sum within 30 days of termination in an amount equal to 55% of each Executive's current base salary for the fiscal year in which the termination occurs, multiplied by a fraction, the numerator of which is the number of days elapsed in such fiscal year through the termination date and the denominator of which is 365.  In this table, the annual base salary is equivalent to the Executive's base salary as of January 30, 2021.

(2)

The cash severance for termination without cause or by the Executive for good reason would be paid in a lump sum within 30 days of termination in an amount equal to 150% of each Executive’s current base salary for the fiscal year in which the termination occurs.  If within two years following a change in control, the Executive is terminated without cause or he terminates for good reason (a “qualifying termination”), a lump sum cash severance would be paid within 30 days of termination in an amount equal to 310% of each Executive’s current base salary for the fiscal year in which the qualifying termination occurs.  In this table, the annual base salary is equivalent to the Executive's base salary as of January 30, 2021.

(3)	We will provide out-placement services at a cost not to exceed $2,500 in the event of a qualifying termination following a change in control.

(4)

Upon a termination without cause, by the Executive for good reason or a qualifying termination following a change in control, each Executive would be paid in a lump sum within 30 days of termination an amount equal to 18 times the monthly COBRA premium rate.  Based on current healthcare benefits in place, the monthly COBRA premium rate for each of these Executives is calculated using the COBRA rate for a family.  Messrs. Sifford and Jackson also would be paid in a lump sum within 30 days of termination an amount equal to any additional state and federal taxes each will incur as a result of the lump sum payment. Messrs. Scibetta’s and Worden’s Agreements do not include a provision for reimbursement of taxes.

(5)

The 2017 Equity Plan, under which our RSUs and PSUs outstanding on January 30, 2021 were issued, and certain applicable award agreements include a provision that upon death or disability, each Executive would be entitled to a ratable portion of his PSUs based on our actual performance, measured as of the later of the date the Compensation Committee determines the level of achievement of the performance goals for such PSUs and the date of his death or disability, as well as full, immediate vesting of all of his RSUs. In this example, the value was calculated by taking the sum of (i) the number of unvested PSUs determined to have been earned based on performance held by each Executive on January 30, 2021, multiplied by a fraction, the numerator of which is the number of full months elapsed between the effective date of the grant and January 30, 2021 and the denominator of which is the number of months in the vesting period; plus (ii) the number of unvested service-based RSUs held by each Executive on January 30, 2021, and then multiplying the result by $46.99, the closing price of our common stock on January 29, 2021.

(6)

The award agreements for the service-based RSUs granted to each Executive (other than Mr. Worden) in fiscal 2018 and the service-based RSUs granted to each Executive in fiscal 2020 and fiscal 2019 provide for the immediate vesting of any unvested RSUs upon a termination of the Executive without cause or by the Executive for good reason, in accordance with such Executive’s Agreement.  In this example, for the Executives (other than Mr. Worden), the value was calculated by multiplying $46.99, the closing price of our common stock on January 29, 2021, by the number of shares of service-based RSUs granted to such Executive that were unvested and held by such Executive on January 30, 2021.  The service-based RSUs granted to Mr. Worden in September 2018 provide for the vesting of a ratable portion of any such unvested RSUs held by him upon a termination of Mr. Worden without cause or by Mr. Worden for good reason.  In this example, the value for Mr. Worden was calculated by taking (i) the number of unvested RSUs that were granted to him in September 2018 and held by him on January 30, 2021, multiplied by a fraction, the numerator of which is the number of full months elapsed between the effective date of the grant and January 30, 2021 and the denominator of which is the number of months in the vesting period, plus (ii) the number of service-based RSUs granted to Mr. Worden in fiscal 2019 that were unvested and held by him on January 30, 2021. The result was then multiplied by $46.99, the closing price of our common stock on January 29, 2021.  Any outstanding unvested performance-based PSUs are forfeited upon termination of the Executive without cause or by the Executive for good reason.

(7)

The award agreements for the service-based RSUs granted in fiscal 2020, 2019, and 2018 provide that if the service-based RSUs are not continued, assumed or replaced in connection with the change in control, or upon a qualifying termination of the Executive, such service-based RSUs will fully vest.  The award agreements for the PSUs granted in fiscal 2019 provide that if the earned PSUs are not continued, assumed or replaced in connection with the change in control, or upon a qualifying termination of the Executive, the earned PSUs will fully vest.  In this example, the value was calculated by multiplying $46.99, the closing price of our common stock on January 29, 2021 by the sum of the number of unvested RSUs and unvested PSUs held by each Executive on January 30, 2021.

Other factors material to the Agreements and the 2017 Equity Plan are as follows:

•

The benefits granted to each Executive under the Agreements and the 2017 Equity Plan are subject to certain employment and post-employment conditions.  This includes, but is not limited to, the agreement by each Executive not to engage in (including being employed by, working for, consulting with or rendering services to) any competing business in a prohibited capacity for a period of one year following termination of the Executive’s employment under the Agreements and to adhere to certain confidentiality terms and a one-year non-solicitation provision under the 2017 Equity Plan.

•

Notwithstanding any other provision of the Agreements, upon termination of employment for any reason, the Executive shall be entitled to receive all base salary earned but unpaid and all other payments and benefits accrued before the termination date.

Timothy Baker

Effective April 3, 2021, Mr. Baker stepped away from the Company after 32 years as our operations leader, including serving as our Executive Vice President – Chief Retail Operations Officer since September 2019. We greatly appreciate Mr. Baker’s years of service.  Mr. Baker’s departure was treated as a termination without cause for purposes of his Agreement and his outstanding equity awards granted under the 2017 Equity Plan. On March 18, 2021, we entered into a Severance and Release Agreement with Mr. Baker (the “Release Agreement”), setting forth the benefits he was entitled to under his Agreement and the 2017 Equity Plan upon his departure, which included:

•	A prorated bonus payment for fiscal 2021 equal to 55% of his prorated base salary for the year;

•	A severance payment equal to 150% of his base salary for fiscal 2021;

•

A lump sum payment equal to 18 times the monthly COBRA premium, plus an additional amount equal to the additional state and federal taxes we determined Mr. Baker will incur as a result of the payment of such lump sum; and

•	The immediate vesting of the unvested service-based RSUs held by Mr. Baker on April 3, 2021.

Under the terms of the Release Agreement, Mr. Baker agreed to a general release of claims against the Company and also reaffirmed his post-employment non-competition, non-disclosure and related restrictive covenants and obligations under his Agreement.

The following chart sets forth the payments made to Mr. Baker pursuant to his Release Agreement and the 2017 Equity Plan.

Prorated bonus in year of separation	$53,387
Cash severance at 150% of base salary	843,570
18 times monthly COBRA premium amount, with federal and state tax gross up	25,012
Accelerated vesting of 10,506 RSUs at $60.44 per share, the fair value of our stock on April 1, 2021, the last trading day before his departure	634,983
Deferred dividends paid on vested RSUs	3,730
Excise tax, including gross up	-
Total	$1,560,682

CEO Pay Ratio

We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Clifton E. Sifford, our Chief Executive Officer (our “CEO”):

For fiscal 2020, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our Company (other than our CEO) was $12,584; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table disclosed above, was $1,558,095.

Based on this information, for fiscal year 2020, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 124:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.

We identified our median employee based on the total taxable compensation during calendar year 2020 of all 5,193 members of our workforce, including full-time, part-time, temporary and seasonal employees, other than our CEO, who were employed on December 26, 2020.  The date selected aligns with the period for which total taxable compensation used to identify our median employee was calculated.

For purposes of determining the total taxable compensation for each employee, we included the amount of base salary or wages the employee received during the calendar year, the amount of any cash incentives paid to the employee in that year (which includes annual cash incentives that are generally paid in March for performance during the prior fiscal year) and the value of any equity grants that vested during the year based on the value of the shares on the date of vesting. We did not include any adjustments for the value of benefits provided, but we did annualize the pay for any full-time or part-time employees who were employed by us for only part of the year.

Once we identified our median employee, we then determined that employee’s total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our Executives for purposes of the Summary Compensation Table disclosed above.  The total compensation of our median employee, a part-time, store associate, was determined to be $12,584. This total compensation amount for our median employee was then compared to the total compensation of our CEO disclosed above in the Summary Compensation Table of $1,558,095.  The elements included in the CEO’s total compensation are fully discussed above in the footnotes to the Summary Compensation Table.

The pay ratio was calculated in accordance with SEC rules based upon our reasonable judgment and assumptions. Our pay ratio calculation used the same methodologies, material assumptions, adjustments and estimates as we used in our pay ratio disclosure for fiscal 2019.  The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our pay ratio as disclosed above.

Supplemental Pay Ratio

Because of the nature of our business in the retail industry, many part-time, temporary and seasonal employees are hired for very short amounts of time during our peak sales periods.  The SEC rules do not allow for companies to annualize the compensation paid to temporary or seasonal employees or to make a full-time equivalent adjustment for part-time employees.  As of December 26, 2020, approximately 57% of the members of our workforce were part-time, temporary or seasonal employees.  As a result, we believe that measuring the compensation paid to our median full-time employee more accurately reflects our pay practices relative to the compensation of our CEO.  Excluding all part-time, temporary and seasonal employees, we had 2,233 full-time employees as of December 26, 2020.  Using the same methodology described above, we identified our median full-time employee for fiscal 2020.  The total annual compensation of our median full-time employee was $34,700 for fiscal 2020.  Based on this information, for fiscal year 2020, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median full-time employee was 45:1.

Compensation of Non-Employee Directors

Our non-employee directors receive the following:

Annual Cash Retainer	$60,000
Annual Committee Chair Cash Retainer
•Audit Committee	$15,000
•Compensation Committee	$10,000
•Nominating and Governance Committee	$7,500
Annual Committee Member Cash Retainer (including Chairs)
•Audit Committee	$10,000
•Compensation Committee	$7,500
•Nominating and Governance Committee	$5,000
Annual Lead Independent Director Cash Retainer	$15,000

All amounts paid to our non-employee directors are paid on a calendar quarter basis in arrears.  No separate fees are paid to our non-employee directors for attendance at Board or Committee meetings. In addition to these cash payments, our non-employee directors receive restricted shares valued at approximately $60,000 as of the date of grant under the 2017 Equity Plan. These restricted shares are generally granted on the date of the annual meeting of shareholders.  The restrictions on the shares will lapse on January 2nd of the year following the year in which the grant was made.

Consistent with the temporary reductions to the base salaries of our Executives due to the unprecedented events and the uncertainty resulting from the COVID-19 pandemic, from April 5, 2020 to May 5, 2020, the annual cash retainer fee paid to each respective non-employee director was reduced by 20% while more than 50% of our stores were closed.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board.  No director who is our officer or employee receives compensation for services rendered as a director.

The following table sets forth information with respect to non-employee director compensation paid during the fiscal year ended January 30, 2021.

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	All Other Compensation (3)	Total
James A. Aschleman	$91,352	$60,008	$434	$151,794
Andrea R. Guthrie	$78,852	$60,008	$434	$139,294
Kent A. Kleeberger	$111,352	$60,008	$434	$171,794
Charles B. Tomm	$76,352	$60,008	$434	$136,794
Joseph W. Wood	$71,352	$60,008	$434	$131,794

(1)

Information on our non-employee directors can be found in “Proposal No. 1 Election of Director ― Nominee and Director Information” as well as in the section “Information Regarding the Board of Directors and Committees.”

(2)

Amounts reflect the aggregate grant date fair value of restricted stock awards computed in accordance with ASC 718.  Disclosure of the relevant assumptions related to the valuation of awards is provided in Note 11 to the Consolidated Financial Statements as contained in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended January 30, 2021.

(3)	The amounts in this column represent cash dividends paid to our non-employee directors on the shares of unvested restricted stock that they held on the record date for each such dividend.

Messrs. Aschleman, Kleeberger, Tomm, and Wood and Ms. Guthrie were each awarded 2,409 shares of restricted stock under the 2017 Equity Plan on June 11, 2020, with a grant date fair value of $60,008 based on the closing market price of our common stock on that day.  The restrictions on all of these shares lapsed on January 2, 2021.  As of January 30, 2021, no shares of restricted stock and no stock options were held by any of our non-employee directors.

On January 15, 1993, we entered into a noncompetition agreement with J. Wayne Weaver.  As long as Mr. Weaver is our executive officer or director, he may not engage directly or indirectly through any other company or entity in the retail shoe business without the prior approval of our Audit Committee.  Effective February 1, 1993, Mr. Weaver became our employee at an annual salary of $300,000 and is reimbursed for all travel expenses related to performing his duties as Chairman of the Board.  Although Mr. Weaver will continue to be involved in other business activities and will not devote his full time to the Company, he will devote such time to the Company as he deems necessary or appropriate to perform his duties as Chairman of the Board.

The compensation paid during the fiscal year ended January 30, 2021 to our Vice Chairman, Chief Executive Officer and director, Clifton E. Sifford, is included in the Summary Compensation Table.

Stock Ownership Guidelines for Directors

Under our stock ownership guidelines, which were adopted by our Board effective in June 2013 and amended by our Board in March 2017 and March 2021, our non-employee directors are required to own shares valued at five times their annual Board cash retainer.  For the purposes of these guidelines, shares directly owned without any restrictions and shares owned directly by members of a non-employee director’s immediate family who share the same household or any trust for the benefit of a non-employee director’s immediate family members count toward ownership requirements.

Unless otherwise determined by the Compensation Committee, until a non-employee director has reached his or her ownership requirement, he or she must retain 50% of the net-after tax shares received upon the exercise, vesting or settlement of any form of equity-based compensation award.

The value of stock holdings is determined based on the average daily closing price of our common stock during the 30-day period ending on the date of the valuation determination.  The Compensation Committee is responsible for monitoring the application of the stock ownership guidelines and evaluating whether each non-employee director has met his or her ownership goal annually.  The Compensation Committee reviewed the current ownership valuation for each of our non-employee directors at its March 2021 meeting, using a valuation date of January 30, 2021, our fiscal 2020 year end.  Of our non-employee directors, Ms. Guthrie and Messrs. Aschleman, Kleeberger, Tomm and Wood met the ownership requirements, as amended, as of that valuation date.

We believe the stock ownership guidelines further serve to align the interests of our non-employee directors with those of our shareholders.

PROPOSAL NO. 3

RATIFICATION OF OUR independent

registered public accounting firm

The ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for fiscal 2021 is recommended by the Audit Committee and will be submitted to a vote at the annual meeting in order to permit our shareholders to express their approval or disapproval.  In the event of a negative vote, a selection of another independent registered public accounting firm may be made by the Audit Committee.  A representative of Deloitte is expected to be present at the annual meeting, will be given an opportunity to make a statement if desired and will respond to appropriate questions.  Notwithstanding approval by our shareholders, the Audit Committee reserves the right to replace the independent registered public accounting firm at any time.

The Board and the Audit Committee recommend a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2021.

AUDIT COMMITTEE MATTERS

Principal Accountant Fees and Services

The following represents fees for professional audit services rendered by Deloitte for the audit of our financial statements for fiscal 2020 and 2019 and fees billed for other services rendered by Deloitte.

	Fiscal Year
Fee Category	2020	2019
Audit fees (1)	$698,000	$653,621
Audit-related fees	$-	$-
Tax fees	$-	$-
All other fees (2)	$1,895	$1,895

(1)

Audit fees consist of fees relating to the audit of our annual financial statements and the reviews of the financial statements filed on Form 10-Q, as well as fees for professional services rendered for the audit of the effectiveness of our internal control over financial reporting.

(2)	All other fees represent fees for accounting research tools.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.  These services may include audit services, audit-related services, tax services and other services.  Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services, the Audit Committee is informed of each service and the pre-approval is generally subject to a specific budget.  The Audit Committee may also pre-approve particular services on a case-by-case basis.  In addition, the Chair of the Audit Committee may act to pre-approve services in interim periods and request ratification by the full Audit Committee at the next regularly scheduled committee meeting.

For fiscal 2020, all non-audit services included above were pre-approved.  The aggregate amount of all such non-audit services constituted approximately 0.3% of the total amount of fees paid by us to Deloitte.

Report of the Audit Committee

Management of the Company is responsible for the financial reporting process, including the system of internal control over financial reporting, and for the preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States.  Deloitte, the Company's independent registered public accounting firm, is responsible for performing the audit of the Company's consolidated financial statements and expressing an opinion on those statements, as well as auditing the effectiveness of the Company's internal control over financial reporting.  The Audit Committee is responsible for oversight of all aspects of the Company's financial reporting, internal control over financial reporting and audit processes.

In fulfillment of its responsibilities, the Audit Committee on a regular basis discusses with both management and Deloitte the adequacy and effectiveness of the Company's internal control over financial reporting.  The Audit Committee has reviewed and discussed the audited financial statements with the Company's management and Deloitte.  In addition, the Audit Committee has discussed with Deloitte all matters required to be discussed with audit committees by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission.  This discussion included certain information relating to Deloitte’s judgments about the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee also has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence from the Company and the Company’s management. In addition, the Audit Committee considered whether Deloitte’s independence would be jeopardized by providing non-audit services to the Company.

Based on the Audit Committee's review and discussions referenced in this report, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 2021, as filed with the Securities and Exchange Commission.

Audit Committee

Kent A. Kleeberger (Chair)

James A. Aschleman

Charles B. Tomm

TRANSACTIONS WITH RELATED PERSONS

Conflicts of Interest and Related Person Transaction Policies

Under our Code of Ethics, our directors, officers and employees are not permitted to conduct business on our behalf with a member of his or her family, or a business organization with which he or she or a family member has an interest or employment relationship that could be considered significant in terms of potential conflict of interest unless such business dealings have been disclosed to, and approved by, the Audit Committee (in the case of directors or executive officers), the Chief Financial Officer (in the case of officers) or the employee’s department head (in the case of other employees).

Further, under our Audit Committee’s charter, the Audit Committee must review and approve all related person transactions in which any executive officer, director, director nominee or more than 5% shareholder, or any of their immediate family members, has a direct or indirect material interest.  The Audit Committee may not approve a related person transaction unless it is in, or not inconsistent with, our best interests and, where applicable, the terms of such transaction are at least as favorable to us as could be obtained from an unrelated party.

During fiscal 2020, there were no transactions in which the Company was or is to be a participant, the amount involved exceeded $120,000 and a related person had or will have a direct or indirect material interest, and no such transactions are currently proposed.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of April 1, 2021, certain information with respect to beneficial ownership of our common stock by each person (or group of affiliated persons) who is known by management to own beneficially more than 5% of our common stock, by each Executive, by each non-employee director and director nominee and by all directors and executive officers as a group.  Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.  All percentages in the table are based on 14,165,852 shares of our common stock outstanding on April 1, 2021.

Name	Note	Number of Shares Beneficially Owned	Percent of Class
J. Wayne Weaver and Delores B. Weaver	(1)	4,106,325	29.0%
Clifton E. Sifford		166,312	1.2%
W. Kerry Jackson		106,700	*
Mark J. Worden		12,056	*
Timothy T. Baker		34,902	*
Carl N. Scibetta		38,042	*
James A. Aschleman		10,000	*
Andrea R. Guthrie		12,593	*
Kent A. Kleeberger		12,743	*
Charles B. Tomm		12,242	*
Joseph W. Wood		17,887	*
All executive officers and directors as a group (12 persons)		4,530,271	32.0%
Leigh Anne Weaver	(2)	893,519	6.3%

J. Wayne Weaver 2018 Grantor Retained Annuity

Trust for Leigh Anne Weaver

J. Wayne Weaver 2019 Grantor Retained Annuity

Trust for Leigh Anne Weaver

J. Wayne Weaver 2020 Grantor Retained Annuity

Trust for Leigh Anne Weaver

Royce & Associates, LP** 745 Fifth Avenue New York, NY 10151	(3)	957,901	6.8%
Dimensional Fund Advisors LP** Building One 6300 Bee Cave Road Austin, TX 78746	(4)	1,082,527	7.6%
BlackRock, Inc.** 55 East 52nd Street New York, NY 10055	(5)	1,561,070	11.0%

* Less than 1%.
**	Information is based solely on reports filed by such shareholder under Section 13(d) or Section 13(g) of the Exchange Act.

(1)

J. Wayne and Delores B. Weaver are husband and wife.  Their mailing address is 7500 East Columbia Street, Evansville, Indiana 47715.  Mr. Weaver individually owns 1,606,403 shares and Mrs. Weaver individually owns 2,499,922 shares.

(2)

Represents shares held by the J. Wayne Weaver 2018 Grantor Retained Annuity Trust for Leigh Anne Weaver (the “2018 Leigh Weaver GRAT”); the J. Wayne Weaver 2019 Grantor Retained Annuity Trust for Leigh Anne Weaver (the “2019 Leigh Weaver GRAT”); and the J. Wayne Weaver 2020 Grantor Retained Annuity Trust for Leigh Anne Weaver (the “2020 Leigh Weaver GRAT” and together with the 2018 Leigh Weaver GRAT and the 2019 Leigh Weaver GRAT, the “Leigh Weaver GRATs”). Leigh Anne Weaver is the sole trustee of the Leigh Weaver GRATs and, as sole trustee, has sole voting and dispositive power with respect to the 11,636 shares held by the 2018 Leigh Weaver GRAT, the 239,115 shares held by the 2019 Leigh Weaver GRAT, and the 642,768 shares held by the 2020 Leigh Weaver GRAT.  Leigh Anne Weaver does not beneficially own any shares of our common stock other than the 893,519 shares held by the Leigh Weaver GRATs.  Leigh Anne Weaver’s address is 10 Sheffield West, Winchester, MA 01890.  The Leigh Weaver GRATs’ address is c/o DAR Group Investments, 501 Riverside Avenue, Suite 900, Jacksonville, FL 32202.

(3)	Royce & Associates, LP is a registered investment advisor and has sole voting and dispositive power with respect to 957,901 shares.

(4)

Dimensional Fund Advisors LP (“Dimensional”) is a registered investment advisor and has sole voting power with respect to 1,044,481 shares and sole dispositive power with respect to 1,082,527 shares.  All of the indicated shares are owned by advisory clients of Dimensional, and Dimensional disclaims beneficial ownership of such shares.  These Dimensional clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of our common stock held in their respective accounts.

(5)

BlackRock, Inc. is a parent holding company or control person and has sole voting power with respect to 1,512,139 shares and sole dispositive power with respect to 1,561,070 shares.  BlackRock, Inc. reported that the following of its subsidiaries acquired shares: BlackRock Advisors, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock (Luxembourg) S.A.; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors; BlackRock Asset Management Ireland Limited; BlackRock Institutional Trust Company, National Association; BlackRock Financial Management, Inc.; BlackRock Japan Co., Ltd.; BlackRock Asset Management Schweiz AG; and BlackRock Investment Management, LLC; and reported that BlackRock Fund Advisors beneficially owns 5% or greater of the outstanding shares of our common stock.

SHAREHOLDER PROPOSALS FOR 2022 ANNUAL MEETING

The date by which shareholder proposals must be received by us for inclusion in proxy materials relating to the 2022 annual meeting of shareholders pursuant to SEC Rule 14a-8 is December 31, 2021.

In order to be considered at the 2022 annual meeting, shareholder proposals must comply with the advance notice and eligibility requirements contained in our by-laws.  Our by-laws provide that shareholders are required to give advance notice to us of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before an annual shareholders' meeting.  Specifically, the by-laws provide that for a shareholder to nominate a person for election to our Board, the shareholder must be entitled to vote for the election of directors at the meeting and must give timely written notice of the nomination to our Secretary.  The by-laws also provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have the legal right and authority to make the proposal for consideration at the meeting and the shareholder must give timely written notice thereof to our Secretary.  In order to be timely, a shareholder's notice must be delivered to or mailed and received at our principal executive offices not less than 30 days or more than 60 days prior to the meeting.  In the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made.  The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

The specific requirements of these advance notice and eligibility provisions are set forth in Article II and Article III of our by-laws, a copy of which is available upon request.  Such request and any shareholder proposals should be sent to our Secretary at our principal executive offices.

SHAREHOLDER COMMUNICATIONS

Our Board has implemented a process whereby shareholders may send communications to the Board's attention.  Any shareholder desiring to communicate with the Board, or one or more specific members thereof, should communicate in writing addressed to Shoe Carnival, Inc. Board, c/o Lead Independent Director, 7500 East Columbia Street, Evansville, Indiana 47715.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that may incorporate future filings (including this proxy statement, in whole or in part), the Compensation Committee Report and the Report of the Audit Committee shall not be incorporated by reference in any such filings.  The information on, or accessible through, our website, www.shoecarnival.com, is not, and should not be deemed to be, a part of this proxy statement, or incorporated into any other filings we make with the SEC.

ANNUAL REPORTS

Our Annual Report to Shareholders for fiscal 2020 accompanies this proxy statement.  The Annual Report is not used as part of this solicitation material and no action will be taken with respect to it at the annual meeting.  Additional copies of our Annual Report on Form 10-K for the fiscal year ended January 30, 2021 as filed with the Securities and Exchange Commission, including the financial statements but excluding exhibits, may be obtained without charge upon written request.  Requests should be directed to Investor Relations at Shoe Carnival, Inc., 7500 East Columbia Street, Evansville, Indiana 47715. A list of exhibits is included in the Annual Report on Form 10-K, and exhibits are available from us upon payment to us of the cost of furnishing them.

For Against Abstain 2 2 A M 02 - Charles B. Tomm For Against Abstain Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03FAFD +01 - Kent A. Kleeberger +Your vote matters – here’s how to vote! Proposals — The Board recommends a vote FOR each of the nominees listed in Proposal 1, and A FOR Proposals 2 and 3. 2. To approve, in an advisory (non-binding) vote, the compensation paid to the Company’s named executive officers. 3. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal 2021. 1. Election of Directors: For Against Abstain When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Annual Meeting Proxy Card For Against Abstain Note: In their discretion, the persons named as proxies are authorized to vote on any other business that may properly come before the annual meeting of shareholders and any adjournment(s) or postponement(s) thereof. You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/SCVL or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/SCVL Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received by 10:59 P.M. CDT, on June 9, 2021.

Proxy — Shoe Carnival, Inc. Proxy Solicited on Behalf of The Board For The Annual Meeting of Shareholders to be held on June 10, 2021 The undersigned appoints Clifton E. Sifford and J. Wayne Weaver, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all of the common stock of Shoe Carnival, Inc. that the undersigned has the power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of shareholders thereof to be held at the corporate headquarters for Shoe Carnival, Inc. located at 7500 East Columbia Street, Evansville, Indiana on Thursday, June 10, 2021, at 9:00 a.m., C.D.T., or at any adjournment or postponement thereof, on the matters shown on the reverse side of this card and, in their judgment and discretion, on such other business as may properly come before the annual meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise marked, this proxy will be voted FOR the election of each of the nominees as Director listed under Proposal 1, and FOR Proposals 2 and 3. YOUR VOTE IS IMPORTANT! PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. (Continued and to be signed on reverse side.) C Non-Voting Items +Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/SCVL +qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Change of Address — Please print new address below. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders to be held on June 10, 2021. The notice of annual meeting of shareholders, proxy statement and annual report to shareholders are available at: www.envisionreports.com/SCVL.